Exhibit 4.69

Date 8 March 2018

AMATHUS OWNING COMPANY LIMITED
NOUFARO OWNERS INC.
as joint and several Borrowers

- and -

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders

- and -

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 2
as Swap Banks

- and -

ABN AMRO BANK N.V.
as Arranger, Agent and Security Trustee

______________________________

LOAN AGREEMENT
_______________________________

relating to a secured term loan
of up to US$30,000,000 re
m.v.'s "RARAKA" and "JUDD"

CONSTANT & CONSTANT
149 Karaiskou Street
185 38 Piraeus
 Greece

INDEX

CLAUSE NO.		PAGE NO

1.	INTERPRETATION	- 1 -
2.	FACILITY	- 18 -
3.	POSITION OF THE LENDERS AND THE SWAP BANKS	- 18 -
4.	DRAWDOWN	- 19 -
5.	INTEREST	- 20 -
6.	INTEREST PERIODS	- 22 -
7.	DEFAULT INTEREST	- 23 -
8.	REPAYMENT AND PREPAYMENT	- 24 -
9.	CONDITIONS PRECEDENT	- 27 -
10.	REPRESENTATIONS AND WARRANTIES	- 28 -
11.	GENERAL UNDERTAKINGS	- 31 -
12.	CORPORATE UNDERTAKINGS	- 36 -
13.	INSURANCE	- 37 -
14.	SHIP COVENANTS	- 41 -
15.	SECURITY COVER	- 45 -
16.	PAYMENTS AND CALCULATIONS	- 47 -
17.	APPLICATION OF RECEIPTS	- 49 -
18.	APPLICATION OF EARNINGS	- 50 -
19.	EVENTS OF DEFAULT	- 51 -
20.	FEES AND EXPENSES	- 55 -
21.	INDEMNITIES	- 57 -
22.	NO SET-OFF OR TAX DEDUCTION	- 59 -
23.	ILLEGALITY, ETC	- 61 -
24.	INCREASED COSTS	- 62 -
25.	SET-OFF	- 63 -
26.	TRANSFERS AND CHANGES IN LENDING OFFICES	- 63 -
27.	VARIATIONS AND WAIVERS	- 67 -
28.	NOTICES	- 68 -
29.	SUPPLEMENTAL	- 71 -
30.	JOINT AND SEVERAL LIABILITY	- 72 -
31.	LAW AND JURISDICTION	- 73 -
SCHEDULE 1 LENDERS AND COMMITMENTS		– 75 -
SCHEDULE 2 SWAP BANKS		– 76 -
SCHEDULE 3 DRAWDOWN NOTICE		– 77 -
SCHEDULE 4 CONDITION PRECEDENT DOCUMENTS		– 78 -
SCHEDULE 5 DESIGNATION NOTICE		– 82 -
SCHEDULE 6 TRANSFER CERTIFICATE		– 83 -

SCHEDULE 7 FORM OF COMPLIANCE CERTIFICATE	– 87 -
EXECUTION PAGES	- 89 -

THIS LOAN AGREEMENT is made on 8 March 2018

BETWEEN:

(1)
AMATHUS OWNING COMPANY LIMITED and NOUFARO OWNERS INC., each being a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands as joint and several Borrowers;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2, as Swap Banks;

(4)	ABN AMRO BANK N.V., acting through its office at 93 Coolsingel, 3012 AE Rotterdam, The Netherlands as Arranger; and

(5)	ABN AMRO BANK N.V., having its registered office at Daalsesingel 71, 3511 SW Utrecht, The Netherlands, EA8550 as Agent; and

(6)	ABN AMRO BANK N.V., acting through its office at 93 Coolsingel, 3012 AE Rotterdam, The Netherlands as Security Trustee.

WHEREAS

(A)
The Lenders have agreed to make available to the Borrowers a secured term loan of up to the lesser of (i) US$30,000,000 and (ii) 50% of the aggregate Fair Market Value of m.v.'s "RARAKA" and "JUDD" for the purposes of refinancing part of the acquisition cost of the Ships.

(B)	The Swap Banks have agreed to enter into interest rate swap transactions with the Borrowers from time to time to hedge the Borrowers' exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders have agreed with the Swap Banks that the Swap Banks will share in the security to be granted to the Security Trustee pursuant to this Agreement on a pari passu basis.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

"Accounting Information" means the annual audited financial statements and the quarterly unaudited financial statements for the Group to be provided to the Agent in accordance with Clauses 11.6 (a) and (b) of this Agreement and clause 11.5 (a) and (b) of the Corporate Guarantee (as the context may require);

"Accounts Pledge" means, in relation to each Borrower, the deed or deeds of pledge creating security over the Operating Accounts and the Retention Account, to be executed by the Borrowers in favour of the Security Trustee, in such form as the Lenders may approve or require;

"Affected Lender" has the meaning given in Clause 5.5;

"Affiliate" means a Subsidiary of that person or a parent company of that person or any other Subsidiary of that parent company;

"Agency and Trust Deed" means the agency and trust deed to be executed between the Borrowers, the Lenders, the Swap Banks, the Agent and the Security Trustee, in such form as the Lenders may approve or require;

"Agent" means ABN AMRO Bank N.V., having its registered office at Daalsesingel 71, 3511 SW Utrecht, The Netherlands, EA 8550 or any successor of it appointed under clause 5 of the Agency and Trust Deed;

"Amathus" means Amathus Owning Company Limited, a corporation incorporated in the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands;

"Approved Brokers" means each of Clarksons Platou AS, Arrow Sale & Purchase (UK) Limited of London, Fearnleys A/S of Oslo, Simpson Spence and Young of London, Barry, Rogliano & Salles, Braemar Seascope Valuations Limited of London and Lorentzen & Stemoco of Oslo or any other independent firm of shipbrokers agreed in writing from time to time between the Borrowers and the Agent (acting on the instructions of the Majority Lenders);

"Approved Flag" means, in relation to a Ship, the Republic of Malta, the Republic of the Marshall Islands, the Republic of Liberia, the Hellenic Republic, the Cayman Islands and the Republic of Cyprus, or such other flag as the Agent may, in its sole and absolute discretion, approve as the flag on which a Ship shall be registered;

"Approved Flag State" means, in relation to a Ship, the Republic of Malta, the Republic of the Marshall Islands, the Republic of Liberia, the Hellenic Republic, the Cayman Islands and the Republic of Cyprus, or any other country in which the Agent may, in its sole and absolute discretion, approve that a Ship be registered;

"Approved Manager" means, in relation to a Ship, TMS Bulkers Ltd., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands in its capacity as technical, commercial and operational manager of that Ship, or any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time (it being agreed that a company which is in the same ultimate beneficial ownership as TMS Bulkers Ltd. shall be deemed to be approved by the Lenders) as the commercial, technical and operational manager of a Ship and which shall be acceptable to the Lenders in their sole and absolute discretion;

"Approved Manager's Undertaking" means, in relation to a Ship, a letter of undertaking to be executed by the Approved Manager in favour of the Security Trustee in the terms required by the Security Trustee, agreeing certain matters in relation to the Approved Manager and subordinating the rights of the Approved Manager against that Ship and the Borrower which is the owner thereof to the rights of the Creditor Parties under the Finance Documents, in such form as the Lenders may approve or require;

"Arranger" means ABN AMRO Bank N.V., acting through its office at 93 Coolsingel, 3012 AE Rotterdam, The Netherlands;

"Auditors" means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or another firm which is approved, provided such approval is permitted by law;

"Availability Period" means the period commencing on the date of this Agreement and ending on:

(a)	the date falling sixty (60) days after the date of this Agreement or such later date as the Lenders may agree with the Borrowers; or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

"Bail-In Action" means the exercise of any Write-down and Conversion Powers;

"Bail-In Legislation" means, in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

"Basel III" means:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement — Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";

"Borrowers" means each of Amathus and Noufaro;

"Business Day" means a day other than a Saturday or Sunday on which banks are open in London, Rotterdam, Amsterdam, Utrecht, Athens and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

"Change of Control" shall have the meaning given to it in Clause 8.7;

"Code" means the United States Internal Revenue Code of 1986 (as amended);

"Commitment" means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders);

"Compliance Certificate" means a certificate referring to a Compliance Date in the form set out in Schedule 7 (or in any other form which the Agent approves) to be provided together with the financial statements provided in accordance with Clauses 11.6 and 12.6;

"Compliance Date" means 31 March, 30 June, 30 September and 31 December of each calendar year (or such other dates as the Agent may agree pursuant to Clause 12.6);

"Confirmation" and "Early Termination Date", in relation to any continuing Designated Transaction, have the meanings given in each Master Agreement;

"Contractual Currency" has the meaning given in Clause 21.5;

"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender;

"Corporate Guarantee" means the guarantee of the obligations of the Borrowers under this Agreement and the other Finance Documents to which they are a party, to be given by the Corporate Guarantor in favour of the Security Trustee, in such form as the Lenders may approve or require;

"Corporate Guarantor" means DryShips Inc., a corporation incorporated in the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands;

"CRD IV" means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC;

"Creditor Party" means the Agent, the Security Trustee, the Arranger, any Lender or any Swap Bank, whether as at the date of this Agreement or at any later time;

"CRR" means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms;

"Deed of Covenant" means, in relation to a Ship, the first priority deed of covenant collateral to the Ship Mortgage over that Ship, to be executed by the Borrower owning that Ship in favour of the Security Trustee, in such form as the Lenders may approve or require;

"Designated Transaction" means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrowers pursuant to a Master Agreement with a Swap Bank which, at the time the Transaction is entered into, is also a Lender;

(b)
its purpose is the hedging of all or part of the Borrowers' exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)
it is designated by the Borrowers, by delivery by the Borrowers to the Agent of a notice of designation in the form set out in Schedule 5, as a Designated Transaction for the purposes of the Finance Documents;

"Dollars" and "S" means the lawful currency for the time being of the United States of America;

"Drawdown Date" means, in relation to the Loan, the date requested by the Borrowers for the Loan to be made or (as the context requires) the date on which the Loan is actually made;

"Drawdown Notice" means, in relation to the Loan, a notice in the form set out in Schedule 3 (or in any other form which the Agent approves or reasonably requires);

"Earnings" means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)
all freight, hire and passage moneys, compensation payable to the Borrower owning that Ship or the Security Trustee in the event of requisition of that Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of hire;

(c)	contributions of any nature whatsoever in respect of general average; and

(d)
if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway;

"Environmental Claim" means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

"Environmental Incident" means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or the owner of a Ship and/or any operator or manager is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where the owner of a Ship and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

"Event of Default" means any of the events or circumstances described in Clause 19.1;

"Fair Market Value" means:

(a)	in relation to a Ship, the market value of that Ship determined from time to time in accordance with Clause 15.3; and

(b)	in relation to the other Fleet Vessels, the market value of such other Fleet Vessels determined from time to time in accordance with Clause 15.3;

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA;

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction;

"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Creditor Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

"FATCA Non-Exempt Lender" means any Lender who is not a FATCA Exempt Party;

"FATCA Protected Lender" means any Lender irrevocably designated as a "FATCA Protected Lender" by the Borrowers by notice to that Lender and the Agent at least six months prior to the earliest FATCA Application Date for a payment by a Party to that Lender (or to the Agent for the account of that Lender);

"Finance Documents" means:

(a)	this Agreement;

(b)	the Drawdown Notice;

(c)	the Agency and Trust Deed;

(d)	the Master Agreement;

(e)	the Master Agreement Security Deed;

(f)	the Corporate Guarantee;

(g)	the Shares Pledges;

(h)	the Mortgages;

(i)	the Deeds of Covenant;

(j)	the General Assignments;

(k)	the Accounts Pledges;

(1)	the Approved Manager's Undertakings;

(m)	any Time Charter Assignment;

(n)	any Transfer Certificate; and

(o)
any other document (whether creating a Security Interest or not) which is executed at any time by any of the Borrowers, the Corporate Guarantor, the Approved Manager, the Shareholder or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the documents referred to in this definition;

"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)
under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

"Financial Year" means, in relation to each Borrower and the Corporate Guarantor, each period of 1 year commencing on 1 January in respect of which its accounts are or ought to be prepared;

"Fleet Market Value" means, as of the date of calculation, the aggregate of:

(a)	the Fair Market Value of each of the Ships; and

(b)	the aggregate Fair Market Value of all other Fleet Vessels (other than the Ships), as most recently determined pursuant to valuations of such vessels;

"Fleet Vessel" means each Ship and any other vessel owned by any Group Member (but excluding any vessels under construction);

"GAAP" means generally accepted accounting principles as from time to time in effect in the United States of America including IFRS;

"General Assignment" means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation in respect of that Ship, to be executed by the Borrower owning that Ship in favour of the Security Trustee, in such form as the Lenders may approve or require;

"General Banking Terms and Conditions" means the Agent's general banking terms and conditions of business (algemene bankvoorwaarden), as amended and/or supplemented from time to time;

"Group" means the Corporate Guarantor and its Subsidiaries for the time being and, for the purposes of Clauses 11.6 and 12.5, any other entity required to be treated as a Subsidiary in the Guarantor's consolidated financial statements in accordance with GAAP and/or any applicable law;

"Group Member" means the Borrowers and any other entity which is part of the Group;

"Hedging Exposure" means, as at any relevant date and in relation to a Swap Bank, the amount certified by that Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrowers to that Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement entered into by that Swap Bank with the Borrowers if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrowers and that Swap Bank, the Borrowers being the defaulting party;

"IFRS" means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;

"Insurances" means, in relation to a Ship:

(a)
all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, her Earnings or otherwise in relation to that Ship whether before, on or after the date of this Agreement; and

(b)
all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

"Interbank Market" means the London interbank market;

"Interest Period" means, in relation to the Loan, a period determined in accordance with Clause 6;

"Interpolated Screen Rate" means in relation to LIBOR for the Loan (or any part of it), the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period for the Loan (or the relevant part of it); and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period for the Loan (or the relevant part of it),

each as of 11:00 am (London time) on the relevant Quotation Day;

"Inventory of Hazardous Materials" means a document describing the materials present in each Ship's structure and equipment that may be hazardous to human health or the environment along with their respective location and approximate quantities;

"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) (as amended by MSC 104 (73)) and A.913(22) (superseding Resolution A.788(19)), as the same may be amended, supplemented or superseded from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code);

"ISPS Code" means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time);

"ISSC" means, in relation to a Ship, a valid and current International Ship Security Certificate issued under the ISPS Code;

"JUDD" means m.v. "JUDD" being a 2015 built 205,000 dwt newcastlemax bulk carrier registered in the ownership of Noufaro under the Malta flag with Official Number/IMO Number 9639476;

"Lender" means, subject to Clause 26.6:

(a)
a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.14) or its successor or assign, unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)	the holder for the time being of a Transfer Certificate;

"LIBOR" means, in relation to the Loan or any part of it:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant Interest Period, the Interpolated Screen Rate for the Loan (or the relevant part of it); or

(c)	if:

(i)	no Screen Rate is available for the currency of the Loan; or

(ii)	no Screen Rate is available for the relevant Interest Period and it is not possible to calculate an Interpolated Screen Rate for the Loan (or the relevant part of it),

the Reference Bank Rate, as of 11:00 a.m. (London time) on the Quotation Day for the offering of deposits in dollars for a period comparable to the Interest Period for the Loan or relevant part of it, and if (in any of the above cases) that rate is less than zero (0), then LIBOR shall be deemed to be zero (0);

"Loan" means the principal amount for the time being outstanding under this Agreement;

"Major Casualty" means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 (inclusive of deductible) or the equivalent in any other currency;

"Majority Lenders" means:

(a)	before the Loan has been made, Lenders whose Commitments are equal to or greater than 66 2/3 per cent. of the Total Commitments; and

(b)	after the Loan has been made, Lenders whose Contributions are equal to or greater than 66 2/3 per cent. of the Loan;

"Mandatory Costs" shall have the meaning given to it in Clause 21.8;

"Margin" means two point five zero per cent (2.50%) per annum;

"Master Agreement" means, in relation to a Swap Bank, the master agreement (on the 2002 ISDA (Multicurrency - Crossborder) form) made between the Borrowers and that Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under that master agreement;

"Master Agreement Security Deed" means, in relation to each Master Agreement, the deed to be executed by the Borrowers in favour of the Security Trustee in respect of all of the Borrowers' rights under that Master Agreement, in such form as the Lenders may approve or require;

"Material Adverse Effect" means a material adverse effect on;

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor or the Group taken as a whole; or

(b)	the ability of any Obligor to perform its respective obligations under the Finance Documents; or

(c)
the legality, validity or enforceability of, or the effectiveness or ranking of, any Security Interest granted or purported to be granted pursuant to any of the Finance Documents or the rights or remedies of any Creditor Party under any of the Finance Documents;

"Material Adverse Change" means any event or series of events which, in the reasonable opinion of the Majority Lenders, has or will have a Material Adverse Effect;

"Mortgage" means, in relation to a Ship, the first priority ship mortgage to be executed by the Borrower owning that Ship in favour of the Security Trustee on that Ship under the Approved Flag (and Deed of Covenant collateral thereto if applicable), in such form as the Lenders may approve or require;

"Negotiation Period" has the meaning given in Clause 5.8;

"Notifying Lender" has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

"Noufaro" means Noufaro Owners Inc., a corporation incorporated in the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands;

"Obligors" means the parties to the Finance Documents (other than the Creditor Parties and any Time Charterer);

"Operating Account" means, in relation to a Ship, an account in the name of the Borrower owning that Ship with the Agent in Rotterdam designated "[Name of Borrower] — Operating Account", or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Operating Account for that Ship for the purposes of this Agreement;

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

"Party" means a party to this Agreement or a Finance Document;

"PATRIOT Act" means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199);

"Payment Currency" has the meaning given in Clause 21.5;

"Permitted Holders" means collectively:

(a)
the individual disclosed in writing by the Obligors to the Arranger and the Lenders on or before the date of this Agreement as being the ultimate beneficial owner of (i) no less than 50% of the issued and outstanding voting share capital of the Corporate Guarantor and (ii) 100% of the issued and outstanding share capital and voting share capital of the Approved Manager;

(b)	his direct lineal descendants;

(c)	the personal estate of any of the above persons;

(d)	any trust, foundation or other similar entity created for the benefit of one or more of the above persons and their respective estates; and

(e)
any corporation or other legal entity beneficially owned (at least as to 100% of (i) its issued and outstanding share capital or (ii) its issued and outstanding voting share capital) and controlled by any of the above persons;

"Permitted Security Interests" means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower owning that Ship in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(g);

(f)
any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the relevant Borrower is prosecuting or defending such action in good faith by appropriate steps;

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment, other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made; and

(h)	any security created pursuant to the General Banking Terms and Conditions (algemene bankvoorwaarden) of ABN AMRO Bank N.V.;

"Pertinent Jurisdiction", in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company's central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

"Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition that would, reasonably and justifiably as per the conditions of this Agreement, constitute an Event of Default;

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one (1) day, the Quotation Day will be the last of those days);

"RARAKA" means m.v. "RARAKA" being a 2012 built 76,100 dwt panamax bulk carrier registered in the ownership of Amathus under Malta flag with Official Number/IMO Number 9584504;

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by each Reference Bank as the rate at which the relevant Reference Bank could borrow funds in the Interbank Market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period;

"Reference Banks" means, in respect of LIBOR, ABN AMRO Bank N.V. and/or such other banks as may be appointed by the Agent in consultation with the Borrowers;

"Relevant Person" has the meaning given in Clause 19.9;

"Repayment Date" means a date on which a repayment is required to be made under Clause 8;

"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers;

"Restricted Party" means a person:

(a)	listed on or owned or controlled by a person listed on any Sanctions List; or

(b)
located in, organised under the laws of or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory which is a subject of country-wide or territory-wide Sanctions (including, without limitation, at the date of this Agreement, Cuba, Iran, North Korea, Syria and Sudan); or

(c)	otherwise a subject of Sanctions;

"Retention Account" means an account in the name of the Borrowers with the Agent in Rotterdam designated "Amathus/Noufaro — Retention Account" and with account number NL39ABNA0814030939, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Retention Account for the purposes of this Agreement;

"Sanctions" means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority;

"Sanctions Authority" means:

(a)	the Security Council of the United Nations;

(b)	the United States;

(c)	the United Kingdom;

(d)	the European Union;

(e)	any member state of the European Union (including, without limitation, The Netherlands);

(f)	any country to which any Obligor is bound; and

(g)
the governments and official institutions or agencies of any of paragraphs (a) to (f) above, including without limitation the U.S. Office of Foreign Asset Control ("OFAC"), the U.S. Department of State and Her Majesty's Treasury ("HMT");

"Sanctions List" means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by HMT, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time;

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed on the appropriate pages LIBOR 01 or LIBOR 02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers and the Lenders;

"Secured Liabilities" means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgment relating to any of the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

"Security Interest" means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

"Security Party" means the Corporate Guarantor, the Approved Manager, the Shareholder and any other person (except a Creditor Party and any relevant charterer) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within paragraph (o) of the definition of "Finance Documents";

"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by the Borrowers or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	none of the Borrowers nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 below or any other provision of this Agreement or another Finance Document; and

(d)
the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of any of the Borrowers or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

"Security Trustee" means ABN AMRO Bank N.V., acting through its office at 93 Coolsingel, 3012 AE Rotterdam, The Netherlands or any successor of it appointed under clause 5 of the Agency and Trust Deed;

"Shareholder" means Drybulk Investments Inc., a corporation incorporated in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands and which holds all shares in each of the Borrowers;

"Shares Pledge" means, in relation to each Borrower, the pledge of all of the shares in that Borrower, to be executed by the Shareholder in favour of the Security Trustee, in such form as the Lenders may approve or require;

"Ships" means each of "JUDD" and "RARAKA";

"Subsidiary" of a person means any other person:

(a)	directly or indirectly controlled by such person; or

(b)	of whose dividends or distributions on ordinary voting share capital such person is entitled to receive more than 50%;

"Swap Bank" means a bank or financial institution listed in Schedule 2 and acting through its branch indicated in Schedule 2;

"Time Charter" means, in relation to a Ship, any time charter or voyage charter or contract of affreightment made between the Borrower owning that Ship and a charterer acceptable to the Agent (the "Time Charterer"), for the charter of that Ship on terms acceptable to the Agent for a duration of more than twelve (12) months;

"Time Charter Assignment" means, in relation to a Ship, the assignment of all of the rights of the Borrower owning that Ship under any time charter of that Ship which is in excess of twelve (12) months in duration, to be executed by that Borrower in favour of the Security Trustee, in such form as the Lenders may approve or require;

"Total Loss" means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)
any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension unless it is within 45 days redelivered to the full control of the Borrower owning that Ship;

(c)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless it is within 45 days redelivered to the full control of the Borrower owning that Ship;

"Total Loss Date" means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)
the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning that Ship, with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

"Transaction" has the meaning given in each Master Agreement;

"Transfer Certificate" has the meaning given in Clause 26.2;

"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Deed; and

"US Tax Obligor" means:

(a)	a Party which is a "United States person" within the meaning of Section 7701 of the Code; or

(b)	a Party some or all of whose payments under the Finance Documents are from sources within the United States for US Federal income tax purposes;

"Write-down and Conversion Powers" means, in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

1.2	Construction of certain terms. In this Agreement:

"approved" means, for the purposes of Clause 13, approved in writing by the Agent;

"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

"company" includes any partnership, joint venture and unincorporated association;

"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;

"document" includes a deed; also a letter or fax;

"excess risks" means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of her insured value being less than the value at which that Ship is assessed for the purpose of such claims;

"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

"law" includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

"months" shall be construed in accordance with Clause 1.3;

"obligatory insurances" means, in relation to a Ship, all insurances effected, or which the Borrower owning that Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

"parent company" has the meaning given in Clause 1.4;

"person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision in the Norwegian Marine Insurance Plan;

"regulation" includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

"successor" includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person's rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

"war risks" includes the risk of mines and all risks excluded by clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or clause 24 of the Institute Time Clauses (Hulls) (1/11/95).

1.3
Meaning of "month". A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day; and "month" and "monthly" shall be construed accordingly.

1.4	General Interpretation.

(a)	In this Agreement:

(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)
references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and (iii)words denoting the singular number shall include the plural and vice versa.

(b)	Clauses 1.1 to 1.3 and paragraph (a) of this Clause 1.4 apply unless the contrary intention appears.

(c)
References in Clause 1.1 to a document being in the form of a particular Schedule include references to that form with any modifications to that form which the Agent (with the authorisation of the Majority Lenders in the case of substantial modifications) approves or reasonably requires.

(d)	The clause headings shall not affect the interpretation of this Agreement.

1.5	Event of Default. A Potential Event of Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

2.	FACILITY

2.1
Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers a secured term loan facility of up to $30,000,000 in a single advance for the purposes and upon the terms and conditions set out in this Agreement.

2.2
Lenders' participations in Loan. Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan. Each of the Borrowers undertakes with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.

3.	POSITION OF THE LENDERS AND THE SWAP BANKS

3.1
Interests of Lenders several. The rights of the Lenders and of the Swap Banks under this Agreement and each Master Agreement are several; accordingly each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement or under a Master Agreement without joining the Agent, the Security Trustee, any other Lender or any other Swap Bank as additional parties in the proceedings.

3.2	Proceedings by individual Lender. However, without the prior consent of the Majority Lenders, no Lender and no Swap Bank may bring proceedings in respect of:

(a)	any other liability or obligation of any of the Borrowers or a Security Party under or connected with a Finance Document; or

(b)	any misrepresentation or breach of warranty by any of the Borrowers or a Security Party in or connected with a Finance Document.

3.3
Obligations of Lenders several. The obligations of the Lenders and the Swap Banks under this Agreement and each Master Agreement are several; and a failure of a Lender to perform its obligations under this Agreement or the failure of a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders or (as the case may be) the Swap Banks being increased; nor

(b)
any of the Borrowers, any Security Party, any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document, and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or a Master Agreement.

3.4	Parties bound by certain actions of Majority Lenders. Every Lender, every Swap Bank, each Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;

(b)	any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document;

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5	Reliance on action of Agent. However, each Borrower and each Security Party:

(a)
shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6	Construction. In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4.	DRAWDOWN

4.1
Request for the Loan. Subject to the following conditions, the Borrowers may request the Loan to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Rotterdam time) 2 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period;

(b)
the amount of the Loan shall not exceed the lesser of (i) $30,000,000 and (ii) 50% of the aggregate Fair Market Value of the Ships as at the Drawdown Date and shall be applied in refinancing part of the acquisition cost of the Ships; and

(c)	the Borrowers have complied with the provisions of Clause 9.1 with respect to the Loan.

4.3	Notification to Lenders of receipt of the Drawdown Notice. The Agent shall promptly notify the Lenders that it has received the Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Loan and the Drawdown Date;

(b)	the amount of that Lender's participation in the Loan; and

(c)	the duration of the first Interest Period for the Loan.

4.4
Drawdown Notice irrevocable. The Drawdown Notice must be signed by a director or other authorised representative of each of the Borrowers;` and once served, the Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5
Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender on the Drawdown Date under Clause 2.2.

4.6
Disbursement of Loan. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrowers shall be made:

(a)	to the account which the Borrowers specify in the Drawdown Notice; and

(b)	in the same funds as the Agent received the payments from the Lenders.

4.7
Disbursement of Loan to third party. The payment by the Agent under Clause 4.6 shall constitute the making of the Loan and the Borrowers shall thereupon become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's Contribution.

4.8
Cancellation. The Borrowers shall pay a commitment fee on any cancelled portion of the Commitment calculated in accordance with Clause 20.1 (b), proportional to the amount cancelled, to be paid on the date that the cancellation is effective.

5.	INTEREST

5.1
Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period applicable to it shall be paid by the Borrowers on the last day of that Interest Period.

5.2
Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period applicable to it shall be the aggregate of (i) the Margin, (ii) LIBOR for that Interest Period and (iii) the Mandatory Costs (if any).

5.3
Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrowers and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period;

as soon as reasonably practicable after each is determined. Subject to Clause 5.5, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 am (London time) on the Quotation Day, LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

5.5	Market disruption. The following provisions of this Clause 5 apply if:

(a)
before close of business in London on the Quotation Day for the relevant Interest Period, a Lender or Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if the Loan has not been made, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that the cost to them of funding their participation in the Loan from whatever source they may reasonably select would be in excess of LIBOR (provided always that any such notifications by any such Lender or Lenders shall be duly substantiated); or

(b)
at or about noon on the Quotation Day for the relevant Interest Period for which LIBOR is to be determined by reference to the Reference Banks, none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period.

5.6
Notification of market disruption. The Agent shall promptly notify the Borrowers and each of the Lenders stating the circumstances falling within Clause 5.5 which have caused its notice to be given (the "Market Disruption Event").

5.7
Market Disruption Event. If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender's share of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the applicable Margin; and

(b)
the rate notified to the Agent by that Lender as soon as practicable and in any event not later than five (5) Business Days before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

5.8	Alternative basis of interest or funding.

(a)
If a Market Disruption Event occurs and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to Clause 5.8(a) above shall, with the prior consent of all the Lenders, be binding on all Parties.

5.9	Notice of prepayment. If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.7, the Borrowers may give the Agent not less than 15 Business

Days' notice of their intention to prepay the Loan at the end of the relevant interest period.

5.10	Prepayment; termination of Commitments. A notice under Clause 5.9 shall be irrevocable; the Agent shall promptly notify the Lenders of the Borrowers' notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments shall be cancelled; and

(b)
on the last Business Day of the relevant interest period, the Borrowers shall prepay (without premium or penalty) the Loan together with accrued interest thereon at the applicable rate, plus the Margin and the Mandatory Costs (if any).

5.11	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

5.12
Interest Rate Hedging. The Borrowers shall sign a Master Agreement with ABN AMRO Bank N.V. as a Swap Bank on the date of this Agreement. At any time during the Security Period, the Borrowers may request such Swap Bank to conclude Designated Transactions to fix the interest rate for the Loan for more than 12 months, following drawdown of the Loan. Unless such Swap Bank agrees otherwise, any such hedging arrangements shall be from floating rate to fixed rate only and shall not (i) exceed the amount of the Loan or (ii) extend beyond the final Repayment Date. Signature of the said Master Agreement does not commit such Swap Bank to conclude Transactions, or even to offer terms for doing so, but does provide a contractual framework within which Designated Transactions may be concluded and secured, assuming that such Swap Bank is willing to conclude any Designated Transaction at the relevant time and that, if that is the case, mutually acceptable terms can then be agreed at the relevant time. If at any time the aggregate notional amount of the Designated Transactions exceeds the outstanding principal amount of the Loan, the notional amount of the Designated Transactions shall be reduced by way of termination notified by either party on or about the date the Designated Transactions exceed the amount of the Loan, so that the aggregate notional amount of the Designated Transactions reflect the then outstanding principal amount of the Loan. Such termination shall be treated under the said Master Agreement as an Additional Termination Event (as defined in section 14 of the Master Agreement) with the Borrowers as the sole Affected Party (as defined in section 14 of Master Agreement). The Borrowers' obligations under the said Master Agreement shall be secured on a pari passu basis with their obligations under this Agreement.

6.	INTEREST PERIODS

6.1
Commencement of Interest Periods. The first Interest Period applicable to the Loan shall commence on the Drawdown Date of the Loan and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period applicable to it.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	3 months as notified by the Borrowers to the Agent not later than 11.00 am (Rotterdam time) 3 Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrowers fail to notify the Agent by the time specified in paragraph (a); or

(c)	such other period as the Agent may, with the Majority Lenders' authority, agree with the Borrowers.

6.3
Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date. No Interest Period shall extend beyond the final Repayment Date.

6.4
Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected and the Lenders have agreed to an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (Rotterdam time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

7.	DEFAULT INTEREST

7.1
Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrowers under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2
Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be two per cent. (2%) above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 7.3; or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3.

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the Margin and the Mandatory Costs (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)	if the Agent determines that Dollar deposits for any such period are not being made available to a Lender or (as the case may be) Lenders by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Agent from such other sources as the Agent may from time to time determine.

7.4
Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent's notification.

7.5
Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7
Application to Master Agreements. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which section 9 (h) (Interest and Compensation) of that Master Agreement shall apply.

8.	REPAYMENT AND PREPAYMENT

8.1
Amount of repayment instalments. The Borrowers shall repay the Loan by twenty four (24) equal consecutive quarterly instalments in the amount of $625,000 each, together with a balloon payment of $15,000,000. The first instalment shall be repaid on the date falling three (3) months after the Drawdown Date, each subsequent instalment shall be paid at three monthly intervals thereafter and the balloon payment shall be paid concurrently with the twenty fourth and final repayment instalment, which shall be repaid on the date falling on the earlier of (i) the sixth anniversary of the Drawdown Date and (ii) 31 March 2024.

Provided always that if the amount of the Loan drawndown hereunder is less than $30,000,000 then the amount of the repayment instalments and of the balloon payment shall be reduced on a pro rata basis.

8.2	Final Repayment Date. On the final Repayment Date for the Loan, the Borrowers shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

8.3	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period.

8.4	Conditions for voluntary prepayment. The conditions referred to in Clause 8.3 are that:

(a)	a partial prepayment shall be in the minimum amount of Five hundred thousand Dollars ($500,000) or a multiple thereof;

(b)
the Agent has received from the Borrowers at least 5 Business Days prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made (such date shall be the last day of an Interest Period);

(c)
the Borrowers have provided evidence satisfactory to the Agent that any consent required by any of the Borrowers or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects any of the Borrowers or any Security Party has been complied with; and

(d)	the Borrowers have complied with Clause 8.11 on or prior to the date of prepayment.

8.5
Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.6
Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.4(c).

8.7
Mandatory prepayment. The Borrowers shall be obliged to prepay the Relevant Portion of the Loan if a Ship is sold (which sale shall be subject to the prior written consent of the Lenders), refinanced by another bank or financial institution or becomes a Total Loss, or if there occurs a Change of Control in any of the Borrowers or the Corporate Guarantor:

(a)
in the case of a sale of a Ship (whether for further trading or scrapping), on the earlier of the date on which the sale is completed by delivery of that Ship to the buyer and (ii) the date of receipt by the relevant Borrower of the sale proceeds; or

(b)	in the case of a refinancing of a Ship, on or before the date on which the refinancing takes place; or

(c)
in the case of a Total Loss of a Ship, on the earlier of (i) the date falling 120 days after the Total Loss Date and (ii) the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; or

(d)	in the case of a Change of Control in any of the Borrowers or the Corporate Guarantor, on the date falling 60 days from receipt of the Agent's notice of such Change of Control.

For the purposes of this Clause 8.7:

"Relevant Portion of the Loan" means:

(i)
in relation to the sale, Total Loss or refinancing of a Ship, such amount as shall be necessary to ensure that following application of the mandatory prepayment amount, the outstanding amount of the Loan shall be no more than the lesser of (i) such amount as shall be necessary to maintain compliance with the provisions of Clause 15.1 following the sale, refinancing or loss (as the case may be) of the relevant Ship and (ii) such amount as shall be equal to the ratio of the Fair Market Value of the Ship sold, refinanced or lost to the aggregate Fair Market Values of all of the Ships subject to a Mortgage (together with accrued interest and costs) immediately prior to such sale, refinancing or loss of the relevant Ship. All amounts prepaid under this Clause 8.7 shall be applied pro rata against the remaining repayment instalments and the balloon payment for the Loan specified in Clause 8.1;

(ii)	in relation to a Change of Control, the outstanding amount of the Loan;

"Change of Control" occurs if at any time without the prior written consent of the Majority Lenders:

(i)	any Borrower ceases to be a direct or an indirect wholly-owned Subsidiary of the Corporate Guarantor; or

(ii)	the Permitted Holders cease to control, directly or indirectly, the Corporate Guarantor; or

(iii)
the Permitted Holders cease to own legally and beneficially, either directly or indirectly, at least 50% of either of (i) the issued and outstanding share capital, or (ii) the issued and outstanding voting share capital, of the Corporate Guarantor; or

(iv)	a person or persons acting in concert (other than the Permitted Holders):

(aa)
own legally and/or beneficially, either directly or indirectly, more than 50% of the aggregate issued share capital of, or more than 50% of the aggregate issued voting share capital of, the Corporate Guarantor; and/or

(bb)	have the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent of it) of the Corporate Guarantor.

8.8
Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period, together with any sums payable under Clause 21.1(b) but without premium or penalty (subject always to the provisions of Clause 20.1(c)).

8.9
Application of partial prepayment. Each partial prepayment of the Loan made pursuant to Clauses 8.3, 8.4 or any other provisions of this Agreement (including, for the avoidance of doubt, Clause 15.2) shall be in proportionate reduction of the remaining repayment instalments and the balloon payment for the Loan specified in Clause 8.1.

8.10	No reborrowing. No amount prepaid or repaid may be reborrowed.

8.11
Unwinding of Designated Transactions. On or prior to any repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

8.12
Prepayment fee. If the Loan is fully prepaid (through any refinancing by another bank or financial institution) at any time during the period commencing on the Drawdown Date and ending on the date falling on the second anniversary thereof, the Borrowers shall pay to the Agent on the date on which they prepay the Loan a prepayment fee equal to zero point fifty per cent (0.50%) of the amount of the Loan outstanding at the time of such prepayment.

8.13
Mandatory repayment and cancellation of FATCA Protected Lenders. If on the date falling six months before the earliest FATCA Application Date for any payment by a Party to a FATCA Protected Lender (or to the Agent for the account of that Lender), that Lender is not a FATCA Exempt Party and, in the opinion of that Lender (acting reasonably), that party will, as a consequence, be required to make a FATCA Deduction from a payment to that Lender (or to the Agent for the account of that Lender) on or after that FATCA Application Date (a "FATCA Event"):

(a)	that Lender shall, reasonably promptly after that date, notify the Agent of that FATCA Event and the relevant FATCA Application Date;

(b)	if, on the date falling one month before such FATCA Application Date, that FATCA Event is continuing:

(i)	that Lender may, at any time between one month and two weeks before such FATCA Application Date, notify the Agent;

(ii)	upon the Agent notifying the Borrowers, the Commitment of that Lender will be immediately cancelled; and

(iii)	the Borrowers shall repay that Lender's participation in the Loan on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the last Business Day before the relevant FATCA Application Date.

8.14	Right of repayment and cancellation in relation to a single Lender.

(a)	If:

(i)	any sum payable to any Lender by the Borrowers is required to be increased under Clause 22.2; or

(ii)	any Lender claims indemnification from the Borrowers under Clause 21.1 or Clause 24.2,

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to replace that Lender in accordance with paragraph (b) below.

(b)
The Borrowers may, in the circumstances set out in paragraph (a) above, on 5 Business Days' prior notice to the Agent and that Lender, replace that Lender by requesting that Lender to transfer pursuant to Clause 26 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrowers which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 26 for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of the Loan relating to that Lender and all accrued interest, break costs and other amounts payable in relation thereto under the Finance Documents.

(c)	The replacement of a Lender pursuant to paragraph (b) above shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (b) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)
the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (b) above once it is satisfied that the replacement Lender has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(d)
For the avoidance of doubt, the replacement of a Lender pursuant to paragraph (b) does not in any way prejudice the continued application of Clause 22.2, Clause 21.1 or Clause 24.2 and nothing in this Clause 8.14 shall remove the Borrowers' obligation to pay to any Lender any amounts payable to any Lender by the Borrowers pursuant to those Clauses.

(e)	Any partial prepayment under this Clause 8.14 shall reduce pro rata the amount of each repayment instalment and the balloon payment for the Loan falling after that prepayment by the amount prepaid.

9.	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender's obligation to contribute to the Loan is subject to the following conditions precedent:

(a)	that, on or before the date of signing of this Agreement, the Agent receives the documents described in Part A of Schedule 4 in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on or before the date of drawdown of the Loan, the Agent receives the documents described in Part B of Schedule 4 in form and substance satisfactory to the Agent and its lawyers;

(c)	that, on or before the service of the Drawdown Notice, the Agent receives the relevant fees payable pursuant to Clause 20.1 and has received payment of the expenses referred to in Clause 20.2;

(d)	that at the date of the Drawdown Notice, at the Drawdown Date, on the first day of each Interest Period and on the date of each Compliance Certificate:

(i)	no Event of Default or Potential Event of Default has occurred or is continuing or would result from the borrowing of the Loan;

(ii)
the representations and warranties in Clause 10 and those of the Borrowers or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 5.5 has occurred and is continuing;

(iv)
there has not been a Material Adverse Change in the financial positon or state of affairs of any of the Borrowers or the Corporate Guarantor from that disclosed to the Agent prior to the date of this Agreement;

(e)
that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Loan, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)
that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to the Drawdown Date.

10.	REPRESENTATIONS AND WARRANTIES

10.1	General. Each of the Borrowers represents and warrants to each Creditor Party as follows.

10.2
Status. Each of the Borrowers, the Corporate Guarantor and the Shareholder is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands with registration number 39581 (in the case of Amathus), 88947 (in the case of Noufaro), 11911 (in the case of the Corporate Guarantor) and 88437 (in the case of the Shareholder); and none of the Borrowers nor the Corporate Guarantor nor any other Security Party is a FATCA FFI or a US Tax Obligor.

10.3
Share capital and ownership. Each of the Borrowers is authorised to issue 500 registered shares with par value of $20 per share, all of which shares have been issued; the legal title of all those shares is held, free of any Security Interest or other claim, by the Shareholder; the ultimate beneficial ownership of not less than 50% (in the case of the Corporate Guarantor) and not less than 100% (in the case of the Approved Manager) of the issued and outstanding voting share capital of the Corporate Guarantor and the Approved Manager (as the case may be) is held directly or indirectly by the Permitted Holders.

10.4	Corporate power. Each of the Borrowers has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to keep its Ship registered in its name under the Approved Flag;

(b)	to execute the Finance Documents to which it is a party; and

(c)
to borrow under this Agreement, to enter into Designated Transactions under the Master Agreements and to make all the payments contemplated by, and to comply with, the Finance Documents to which that Borrower is a party.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6
Legal validity; effective Security Interests. The Finance Documents to which each of the Borrowers is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower's legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(b)
create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	each Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8
No conflicts. The execution by each Borrower of each Finance Document to which it is a party, and the borrowing by each Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of that Borrower; or

(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets, and will not have a Material Adverse Effect.

10.9
No withholding taxes. All payments which each Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

10.11
Information. All information which has been provided in writing by or on behalf of each Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.6; all audited and unaudited financial statements which have been so provided satisfied the requirements of Clause 11.7; and there has been no Material Adverse Change in the financial position or state of affairs of any of the Borrowers or the Corporate Guarantor from that disclosed in the latest of those financial statements which constitutes a Material Adverse Effect.

10.12
No litigation. Other than as disclosed to the Lenders prior to the date of this Agreement, no legal or arbitral or administrative action involving any of the Borrowers or any Obligor (other than the Approved Manager) (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to any Borrower's knowledge, is likely to be commenced or taken which, in either case and if determined adversely, would be likely to have a Material Adverse Effect.

10.13	Compliance with certain undertakings. At the date of this Agreement, each Borrower is in compliance with Clauses 11.2, 11.4, 11.8 and 11.12 and 11.19.

10.14	Taxes paid. Each of the Borrowers has paid all taxes applicable to, or imposed on or in relation to it, its business and the Ship owned by it.

10.15	ISM Code and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to each Borrower, the Approved Manager and the Ships have been complied with.

10.16
No Money Laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their respective obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which each Borrower is a party, each of the Borrowers confirms that (i) it is acting for its own account, (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirements or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive (9 1/308/EEC) of the Council of the European Communities).

10.17
No immunity. None of the Borrowers nor any of their respective assets is entitled to immunity on the grounds of sovereignity or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement).

10.18
PATRIOT Act. To the extent applicable each Borrower is in compliance with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act. No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.19
Restricted Party. None of the Borrowers nor any Security Party, nor any of their respective directors, officers, agents, employees or any person acting on behalf of any of the Borrowers or any Security Party, is a Restricted Party nor acts directly or indirectly on behalf of a Restricted Party.

10.20
Legal opinions. The representations made or to be made by the Borrowers under or pursuant to this Clause 10 are and shall be construed as being made subject to the reservations or qualifications as to matters of law set forth in the legal opinions to be delivered to the Agent pursuant to Clause 9.

11.	GENERAL UNDERTAKINGS

11.1
General. Each of the Borrowers undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge; pari passu. Each of the Borrowers will:

(a)
hold the legal title to, and own the entire beneficial interest in the Ship owned by it, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents, and except for Permitted Security Interests;

(b)
not create or permit to arise any Security Interest (except for Permitted Security Interests) over any asset, present or future (including, but not limited to, that Borrower's rights against a Swap Bank under a Master Agreement or all or any of that Borrower's interest in any amount payable to that Borrower by a Swap Bank under a Master Agreement); and

(c)
procure that its liabilities under the Finance Documents to which it is a party to and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets. None of Borrowers will (without the prior written consent of the Lenders) transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

11.4
No other liabilities or obligations to be incurred. No Borrower will incur any liability or obligation except (i) liabilities and obligations under the Finance Documents to which it is a party; (ii) liabilities or obligations reasonably incurred in the ordinary course of its business of operating and chartering the Ship owned by it; (iii) in respect of any Designated Transaction; and (iv) unsecured inter-group loans from the Corporate Guarantor or other Group Members, subject to the Corporate Guarantor or those other Group Members expressly and fully subordinating and assigning their rights to those of the Creditor Parties under the Finance Documents and executing such documents as may be required by the Agent to evidence such subordination and assignment.

11.5
Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of each Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements. Each of the Borrowers will send to the Agent:

(a)
as soon as possible, but in no event later than 180 days after the end of each Financial Year (commencing with the Financial Year ended 31 December 2017), the annual audited consolidated financial statements of the Group for that Financial Year;

(b)
as soon as possible, but in no event later than 90 days after the end of each three month period ending on 31 March, 30 June, 30 September and 31 December in each Financial Year (commencing with the three month period ending on 31 March 2018), the unaudited consolidated quarterly management prepared financial statements of the Group for that three month period and certified as to their correctness by a director or officer of the

Corporate Guarantor or Cby any other persons agreed in writing from time to time between the Borrowers and the Agent;

(c)	together with the Accounting Information referred to in paragraphs (a) and (b) above, a Compliance Certificate;

(d)
together with each set of annual financial statements and quarterly financial statements for the second quarter of each Financial Year, valuations of each Ship and of each other Fleet Vessel, each determined and obtained in accordance with the provisions of Clause 15, to be delivered together with each Compliance Certificate; and

(e)	upon the Agent's demand, such further information about the financial condition, assets and operations of the Group and/or any Group Member as any Creditor Party may reasonably request.

11.7	Form of financial statements. All financial statements (audited and unaudited) delivered under Clause 11.5 will:

(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;

(b)
include a profit and loss account, a balance sheet and a cash flow statement and shall (in the case of annual financial statements) be audited by the Auditors and without being subject to any qualification in such Auditor's opinion;

(c)
give a true and fair view of (in the case of annual financial statements) or fairly represent (in other cases) the financial condition (consolidated where applicable) and operations of the Group as at the date at which those financial statements were drawn up; and

(d)	fully disclose or provide for all significant liabilities of the Group.

11.8	Consents. Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for that Borrower to perform its obligations under each of the Finance Documents to which it is party;

(b)
for the validity or enforceability of each or any Finance Document to which it is party, and each Borrower will comply (and will ensure that the Corporate Guarantor complies) with the terms of all such consents.

11.9	Maintenance of Security Interests. Each of the Borrowers will:

(a)	at its own cost, do all that is necessary to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.10
Notification of litigation. Each of the Borrowers will provide the Agent with details of any legal, arbitral or administrative proceedings involving that Borrower, the Corporate Guarantor and any other Obligor (other than the Approved Manager) or Group Member, or the Ship owned by that Borrower, its Earnings or its Insurances as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, provided that such proceedings (if adversely determined) might have a Material Adverse Effect or which would involve a liability (or a potential or alleged liability) exceeding $7,000,000 (or its equivalent in other currencies).

11.11
No amendment to Master Agreements. No Borrower will agree to any amendment or supplement to, or waive or fail to enforce, any Master Agreement or any of its provisions, or enter into any Transaction pursuant to any Master Agreement (except Designated Transactions).

11.12
Principal place of business. Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address disclosed to the Lenders in writing on or prior to the date of this Agreement; and that Borrower will not establish, nor do anything as a result of which it would be deemed to have, a place of business in any other country.

11.13
Confirmation of no default. Each of the Borrowers will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by the sole director of that Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.13 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent of the Loan or (if the Loan has not been made) Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.13 does not affect the Borrowers' obligations under Clause 11.14.

11.14	Notification of default. Each of the Borrowers will notify the Agent as soon as that Borrower, becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred; and will thereafter keep the Agent fully up-to-date with all developments.

11.15	Provision of further information. Each of the Borrowers will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(a)	that Borrower, the Ship owned by that Borrower, its Insurances or its Earnings; or

(b)
any other matter relevant to, or to any provision of, a Finance Document (including, but not limited to, details of any claim, action, suit, proceeding or investigation with respect to Sanctions),

which may be requested by the Agent, the Security Trustee, any Lender or any Swap Bank at any time.

11.16	Provision of customer information.

(a)
Each of the Borrowers will produce such documents and evidence as the Lenders shall from time to time require, based on applicable laws and regulations from time to time and the Lenders' own internal guidelines from time to time, relating to the Lenders' knowledge of its customers including (without limitation) obtaining, verifying and recording certain information and documentation that will allow the Agent and each of the Lenders to identify each Borrower and each other Obligor in accordance with the requirements of the PATRIOT Act;

(b)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor, after the date of this Agreement;

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer; or

(iv)	any anti-money laundering or anti-terrorism financing laws and regulations applicable to the Agent or any Lender,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.17
Treasury Services. No Borrower shall enter into any treasury related contract with a bank or financial institution (other than pursuant to a Master Agreement) with the Agent or a Lender as swap bank, without the prior written consent of the Agent.

11.18
Shareholder and creditor notices. Each of the Borrowers will send to the Agent, at the same time as they are dispatched, copies of all material communications sent by either of the Borrowers or any of the other Obligors to its shareholders or its creditors (or any class of either of them).

11.19	Sanctions.

(a)	Each Obligor shall (and the Corporate Guarantor shall procure that each member of the Group will) comply with all Sanctions.

(b)
No Obligor shall (and the Corporate Guarantor shall procure that no member of the Group will) become a Restricted Party or act on behalf of, or as an agent of, a Restricted Party, to the extent this would lead to non-compliance by it or any other Party with any applicable Sanctions.

(c)
No Obligor shall (and the Corporate Guarantor shall procure that no member of the Group will) use, lend, contribute or otherwise make available the proceeds of the Loan or other transaction contemplated by this Agreement directly or indirectly for the purpose of financing any trade, business or other activities with any Restricted Party, to the extent, in each case, such use, lending, contributing or otherwise making available the proceeds would lead to non-compliance by it or any other Party with any applicable Sanctions.

(d)
No Obligor shall (and the Corporate Guarantor shall procure that no member of the Group will) use any revenue or benefit derived from any activity or dealing with a Restricted Party in discharging any obligation due or owing to the Creditor Parties to the extent such use would lead to non-compliance by it or any other Party with any applicable Sanctions.

(e)
Each Obligor shall (and the Corporate Guarantor shall procure that each member of the Group will) procure that no proceeds from any activity or dealing with a Restricted Party are credited to any bank account held with any Creditor Party or any Affiliate of a Creditor Party, to the extent crediting such bank account would lead to non-compliance by it, any Creditor Party or any Affiliate of a Creditor Party with any applicable Sanctions.

(f)
Each Obligor shall (and the Corporate Guarantor shall procure that each member of the Group will) to the extent permitted by law and promptly upon becoming aware of them, supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

11.20
Compliance with laws. Each Obligor shall (and the Corporate Guarantor shall procure that each member of the Group will) comply in all respects with all laws and regulations to which it may be subject including without limitation (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order thereto and (ii) the PATRIOT Act.

11.21
Most favoured nation. In the event that and each time that any Borrower or the Corporate Guarantor or any other member of the Group agrees to, or grants, or agrees to grant, any financial covenants (but as long as such financial covenants relate to the Corporate Guarantor) to, for the benefit of, or in favour of, any lender or creditor of any indebtedness of any member of the Group (the "more favourable rights"), which are in any respect more favourable to such lender or creditor than the provisions of this Agreement and the Corporate Guarantee relating to the financial condition of any Borrower and the Corporate Guarantor (the "Financial Condition Provisions") are for the Creditor Parties, each Borrower undertakes and agrees with the Creditor Parties:

(a)	to notify the Agent within five days after the granting of or any agreement to grant (as the case may be) such more favourable rights;

(b)
without prejudice to paragraph (c) below, within thirty (30) days after the date when such more favourable rights have been agreed or granted, to agree to, provide and grant, such more favourable rights also in favour of the Agent under or in connection with this Agreement, by entering into (and/or by procuring that the Corporate Guarantor or any Security Party or any other person shall enter into) such documentation as the Agent shall reasonably require, immediately after the Creditor Parties' request to the Borrowers; and

(c)
notwithstanding paragraph (b) above, that any such more favourable rights shall in any event apply to this Agreement and the other Finance Documents automatically from the time they are granted to the other lenders or creditors, and irrespective of whether the Borrowers and the Corporate Guarantor have complied with their obligations under the Financial Condition Provisions, except if the Agent at any time advises the Borrowers that such or certain of such more favourable rights will not so apply and always without prejudice to the terms and conditions of this Agreement and the other Finance Documents.

11.22
Financial presentations. If required by the Agent, once in every Financial Year (or more frequently if requested to do so by the Agent, if the Agent reasonably suspects an Event of Default is continuing or may have occurred or may occur), the Borrowers shall procure that a representative of the Borrowers gives a presentation to the Creditor Parties about the on-going business and financial performance of the Group and any other matter which a Creditor Party may reasonably request.

11.23
Provision of copies and translation of documents. Each of the Borrowers will supply the Agent with a sufficient number of copies of the documents referred to above to provide one (1) copy for each Creditor Party; and if the Agent, so requires in respect of any of those documents, the Borrowers will provide a certified English translation prepared by a translator approved by the Agent.

12.	CORPORATE UNDERTAKINGS

12.1
General. Each of the Borrowers also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. Each of the Borrowers will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.

12.3	Negative undertakings. None of the Borrowers will:

(a)	carry on any business other than the ownership, chartering and operation of the Ship owned by it; or

(b)
make any form of distribution (other than payment of a dividend pursuant to Clause 12.4) or effect any form of redemption, purchase, reduction or return of share capital or issue, allot or grant any person a right to any shares in its capital; or

(c)
without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), provide any form of credit or financial assistance (unless fully subordinated to the Loan and on terms otherwise acceptable to the Lenders) or issue any guarantee to any person, or enter into any transaction with or involving such a person, unless in the ordinary course of business; or

(d)
without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), open or maintain any account with any bank or financial institution except accounts with the Agent for the purposes of the Finance Documents and accounts notified to the Agent prior to the date of this Agreement; or

(e)
acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative (other than a Designated Transaction); or

(f)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation, or change its name; or

(g)	purchase any further assets, either directly or indirectly (through subsidiaries); or

(h)
without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), incur any other Financial Indebtedness (including, but not limited to, loans from the Shareholder or the Corporate Guarantor), other than trade debt incurred in the ordinary course of business. Any shareholder loans, inter company loans, affiliate loans and third party loans to any of the Borrowers shall be fully subordinated and assigned to the rights of the Creditor Parties under the Loan Agreement and the Finance Documents, on terms satisfactory to the Agent in its sole discretion.

12.4
Dividends. For the avoidance of doubt, the Borrowers may pay dividends during the Security Period provided that no Event of Default or Potential Event of Default has occurred or would occur as a result of any such payment.

12.5
Minimum liquidity. Each of the Borrowers shall ensure that, from the date of this Agreement and at all times thereafter during the Security Period, it maintains on each Operating Account a minimum daily cash balance of not less than $500,000 per Ship which amount is not subject to any Security Interest (other than pursuant to the Accounts Pledges).

12.6
Compliance Check. On each Compliance Date, compliance with the undertakings contained in Clauses 11.6, 12.5 and 15.1 shall be determined by reference to the Accounting Information for the first three quarterly periods in each Financial Year of each Borrower and the Corporate Guarantor (commencing with the three month period ending on 31 March 2018) and for the twelve month period in each Financial Year of each Borrower and the Corporate Guarantor (commencing with the twelve month period ended on 31 December 2017) delivered to the Agent pursuant to this Agreement and the Corporate Guarantee. At the same time as it delivers that Accounting Information, each Borrower and the Corporate Guarantor shall deliver to the Agent a Compliance Certificate signed by a director or officer of each Borrower and a director or officer of the Corporate Guarantor or by any other persons agreed in writing from time to time between the Borrowers and the Agent, together with (i) the relevant valuation certificates for the Ships (prepared in accordance with Clause 15.3) and (ii) the relevant valuation certificates for the other Fleet Vessels (prepared in accordance with Clause 15.3), setting out (in reasonable detail) computations as to compliance with Clauses 11.6, 12.5 and 15.1 of this Agreement and Clause 11.21 of the Corporate Guarantee, and including any supporting schedules or other information and evidence as the Agent may require. If, prior to the delivery of a Compliance Certificate, the Borrowers become aware that such undertakings will not be complied with, the Borrowers shall immediately notify the Agent thereof.

12.7	Application of FATCA

(a)	None of the Borrowers shall become (and shall procure that no Security Party shall become) a FATCA FFI or a US Tax Obligor, without the prior written consent of the Lenders.

(b)
If so directed by the Agent (acting on the instructions of the Majority Lenders), the Borrowers shall procure that any Borrower or any Security Party that does become a FATCA FFI or US Tax Obligor shall resign from its position as a Borrower or Security Party prior to the earliest FATCA Application Date relating to any payment by that Security Party (or any payment by the Agent which relates to a payment by that Borrower or that Security Party).

13.	INSURANCE

13.1
General. Each of the Borrowers undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may (with the authorisation of the Majority Lenders) otherwise permit.

13.2	Maintenance of obligatory insurances. Each of the Borrowers shall keep the Ship owned by it insured at the expense of that Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including war protection and indemnity risks liabilities); and

(c)	protection and indemnity risks (including cover for oil pollution liability risks); and

(d)
any other risks against which the Majority Lenders consider, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Majority Lenders be reasonable for that Borrower to insure and which are specified by the Security Trustee by notice to that Borrower.

13.3	Terms of obligatory insurances. Each of the Borrowers shall effect such insurances:

(a)	in Dollars;

(b)
in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the Fair Market Value of the Ship owned by it and (ii) an amount which, when aggregated with the insured value of the other Ships subject to a Mortgage, is equal to or greater than 120% of the amount of the Loan;

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of the Ship;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters and/or war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, each of the Borrowers shall procure that the obligatory insurances shall:

(a)	subject always to paragraph (b), name the Borrowers as the main named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it, and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between the Borrowers and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(c)
provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions for premiums due from other vessels;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(e)	provide that the Security Trustee may make proof of loss if the relevant Borrower fails to do so.

13.5	Renewal of obligatory insurances. Each of the Borrowers shall:

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)
notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any substantial change in insurance cover, obtain the Security Trustee's approval to the matters referred to in paragraph (i) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew the insurance in accordance with the Security Trustee's approval pursuant to paragraph (a); and

(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly before the expiry of the current insurances notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6
Copies of policies; letters of undertaking. Each of the Borrowers shall ensure that all approved brokers provide the Security Trustee with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)
they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)
if the insurances form part of a fleet cover, they will not set off any claims on the Ship owned by that Borrower against premiums due for other vessels under the fleet cover or against premiums due for other insurances; neither will they cancel the insurance cover of that Ship for reason of non-payment of such premiums; and they will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7
Copies of certificates of entry. Each of the Borrowers shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered, provides the Security Trustee with:

(a)	a certificate of entry for that Ship; and

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee.

13.8
Deposit of original policies. Each of the Borrowers shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9
Payment of premiums. Each of the Borrowers shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. Each of the Borrowers shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11
Restrictions on employment. None of the Borrowers shall employ the Ship owned by it, nor permit her to be employed, outside the cover provided by any obligatory insurances unless the underwriters' consent has been obtained.

13.12
Compliance with terms of insurances. None of the Borrowers shall do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:

(a)
each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)
no Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances unless the underwriters' consent has been obtained; and

(c)
no Borrower shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13
Alteration to terms of insurances. None of the Borrowers shall make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Security Trustee.

13.14
Settlement of claims. None of the Borrowers shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.15
Provision of copies of communications. Each of the Borrowers shall, if required by the Security Trustee, provide the Security Trustee, at the time of each such communication, copies of all material written communications between that Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)
any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.16
Provision of information. In addition, each of the Borrowers shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)
effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 below or dealing with or considering any matters relating to any such insurances,

and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

13.17
Mortgagees' interest, additional perils. The Lenders shall be entitled from time to time to effect, maintain and renew a mortgagee's interest additional perils pollution insurance and a mortgagee's interest insurance in an amount equal to 120% of the aggregate of the Loan and the Hedging Exposure and otherwise on such terms, through such insurers and generally in such manner as the Lenders may from time to time consider appropriate and each of the Borrowers shall upon demand fully indemnify the Creditor Parties in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.18
Review of insurance requirements. The Security Trustee shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Security Trustee, significant and capable of affecting any of the Borrowers or any of the Ships and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which any of the Borrowers may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrowers.

13.19
Modification of insurance requirements. The Security Trustee shall notify the Borrowers of any reasonable proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Security Trustee considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 and shall bind the Borrowers accordingly.

13.20
Compliance with mortgagee's instructions. The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Borrower owning that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.

14.	SHIP COVENANTS

14.1	General. Each of the Borrowers also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent (with the authorisation of the Majority Lenders) may otherwise permit.

14.2
Ship's name and registration. Each of the Borrowers shall keep the Ship owned by it registered in its name under the Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry or flag of a Ship without the prior written consent of the Agent (acting on the authority of the Majority Lenders).

14.3	Repair and classification. Each of the Borrowers shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)
so as to maintain that Ship with the highest classification available for vessels of the same age, type and specification as the Ship with Lloyd's Register of Shipping (or such other first class classification society being a member of IACS and as may be approved by the Security Trustee), free of outstanding recommendations and conditions affecting that Ship's class which continue unremedied after expiration of the allowance period set by the surveyor appointed by each classification society; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4
Modification. None of the Borrowers shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on her which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce her value.

14.5
Removal of parts. None of the Borrowers shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lenders and becomes on installation on that Ship the property of the Borrower owning that Ship and subject to the security constituted by the relevant Mortgage Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.6
Surveys. Each of the Borrowers shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and at such other times as may be required by the Agent (in its sole discretion), at the cost and expense of the Borrowers, and (if so required by the Agent) provide the Agent with copies of all survey reports. The Agent shall have the right to request one or more technical survey reports of each Ship by surveyors appointed to by the Agent at the cost of the Borrowers, provided that the frequency of such reports shall be limited to one per year (unless an Event of Default shall have occurred).

14.7
Inspection. Each of the Borrowers shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board each Ship at all reasonable times to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections, on condition that no interference with the day to day management and operation of that Ship will occur. Provided that a Ship is found to be in satisfactory condition, the cost of such inspections shall be borne by the Borrowers not more than once per year.

14.8	Prevention of and release from arrest. Each of the Borrowers shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of a Ship, or of her detention in exercise or purported exercise of any lien or claim, the Borrower owning that Ship shall procure her release by providing bail or otherwise as the circumstances may require.

14.9	Compliance with laws etc. Each of the Borrowers shall:

(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of the Borrower owning that Ship (including, without limitation, the obtaining of all relevant certificates of financial responsibility and any other matters required for entering United States territorial waters or calling at any United States Port);

(b)	comply (and each other Obligor shall comply and the Corporate Guarantor shall procure that each member of the Group will comply) in all aspects with all Sanctions;

(c)
not employ the Ship owned by it nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction, including (but not limited to) concluding transactions with any entities or countries subject to sanctions imposed by OFAC in the US, the United Nations, the European Union or otherwise, or pursuant to the ISM Code and the ISPS Code;

(d)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship's war risks insurers unless the prior written consent of the Majority Lenders has been given and the Borrower owning that Ship has (at its expense) effected any special, additional or modified insurance cover which the Majority Lenders may require;

(e)	adopt and comply with responsible ship recycling policies; and

(f)
ensure that the Ship owned by it has, from the Drawdown Date (or by latest its next scheduled dry-dock), obtained an Inventory of Hazardous Materials which shall be maintained throughout the Security Period.

14.10	Provision of information. Each of the Borrowers shall promptly provide the Security Trustee with any information which the Majority Lenders request regarding:

(a)	the Ship owned by it, her employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages;

(e)
its compliance, the Approved Manager's compliance or the compliance of the Ship owned by that Borrower with the ISM Code and, upon the Security Trustee's request, provide copies of any current charter relating to that Ship and of any current charter guarantee, and copies of the ISM Code and ISPS Code documentation.

14.11	Notification of certain events. Each of the Borrowers shall immediately notify the Security Trustee by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society (or any withdrawal of class) or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or her Earnings or any requisition of that Ship for hire;

(e)	any intended dry-docking, cold lay-up or deactivation of a Ship;

(f)	any Environmental Claim made against a Borrower or in connection with the Ship owned by it or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against a Borrower, the Approved Manager or otherwise in connection with the Ship owned by that Borrower; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and each Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower's, the Approved Manager's or any other person's response to any of those events or matters.

14.12	Restrictions on chartering, appointment of managers, etc. None of the Borrowers shall without the prior written consent of the Agent (acting on the authority of the Majority Lenders):

(a)	let a Ship on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)	enter into any charter in relation to that Ship owned by it under which more than 2 months' hire (or the equivalent) is payable in advance;

(d)	charter the Ship owned by it otherwise than on bona fide arm's length terms (including charter to an Affiliate or below market rate/terms) at the time when that Ship is fixed;

(e)	appoint a commercial, technical or operational manager of the Ship owned by it (other than the Approved Manager) or agree to any alteration to the terms of the Approved Manager's appointment;

(f)	de-activate or lay up the Ship owned by it;

(g)	change the legal or beneficial ownership of the shares in the Ship owned by it;

(h)
put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed Five hundred thousand United States Dollars ($500,000) (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or her Earnings for the cost of such work or otherwise; or

(i)	change the classification society with which the Ship owned by it is classed.

14.13
Notice of Mortgage. Each of the Borrowers shall keep the Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of that Ship a framed printed notice stating that such Ship is mortgaged by that Borrower to the Security Trustee.

14.14
Sharing of Earnings.  None of the Borrowers shall enter into any agreement or arrangement for the sharing of any Earnings, except for customary profit sharing provisions usually included in pooling agreements or charterparties at the time the relevant Ship is fixed.

14.15	ISPS Code. Each of the Borrowers shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by it and the company responsible for such Ship's compliance with the ISPS Code, comply with the ISPS Code; and

(b)	maintain for that Ship an ISSC; and

(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.16
Time Charter Assignment. If any Borrower (with the consent of the Agent pursuant to Clause 14.12 (b)) enters into any time charter or contract of affreightment in respect of a Ship which is in excess of twelve (12) months in duration, that Borrower shall execute in favour of the Security Trustee a Time Charter Assignment and notice of assignment (and the Borrower shall use its best efforts to procure that such notice is acknowledged by the relevant charterer) of such time charter or contract of affreightment in such form and on such terms as the Agent may require (subject to the relevant charterer accepting such form); and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Schedule 4 hereof as the Agent may require.

14.17
Sustainable dismantling. Each of the Borrowers confirms that as long as it is in a lending relationship with ABN AMRO Bank N.V., it will ensure that any Ship controlled by it or sold to an intermediary with the intention of being scrapped, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner, in accordance with the provisions of The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or EU Ship regulation.

15.	SECURITY COVER

15.1	Minimum required security cover. Clause 15.2 applies if the Agent notifies the Borrowers that:

(a)	the Fair Market Value (determined as provided below) of the Ships; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15,

is below one hundred and forty per cent (140%) of the aggregate amount of the Loan and the Hedging Exposure.

15.2
Provision of additional security; prepayment. If the Agent serves a notice on the Borrowers under Clause 15.1, the Borrowers shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 1 month after the date on which the Agent's notice is served under Clause 15.1 (the "Prepayment Date") unless at least 1 Business Day before the Prepayment Date they have provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.

15.3	Valuation of Ships/Fleet Vessels. The Fair Market Value of a Ship or of another Fleet Vessel (as the case may be) shall be determined:

(a)
in Dollars, as at the date of (or no earlier than 15 days prior to) such valuation, provided however that the valuations to be provided by the Borrowers to the Agent together with the Compliance Certificate will have the same date as the applicable Compliance Certificate;

(b)	by taking the average of two written valuations prepared by any two of the Approved Brokers;

(c)
with or without physical inspection of the relevant Ship or other Fleet Vessel (as the Agent may require), provided that no interference with the day to day management and operation of that Ship or that other Fleet Vessel occurs;

(d)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment;

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

Provided that if, pursuant to Clause 15.3(b), one such valuation differs by more than 10 per cent. from the other valuation, then the Agent may select a third Approved Broker under Clause 15.3 (b) to provide a valuation of that Ship or that other Fleet Vessel (as the case may be) in accordance with this Clause 15.3 and the Market Value of that Ship or that other Fleet Vessel (as the case may be) shall be the arithmetic average of all three such valuations.

15.4
Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by way of a valuation complying with the requirements of Clause 15.3.

15.5
Valuations binding. Any valuation under Clause 15.3 or 15.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6
Provision of information. The Borrowers shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7
Payment of valuation expenses. Without prejudice to the generality of the Borrowers' obligations under Clauses 20.2, 20.3 and 21.3, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any shipbrokers or experts instructed by the Agent under this Clause 15 and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause 15, provided that unless an Event of Default or a Potential Event of Default has occurred, the Borrowers shall only be obliged to pay the fees and expenses for two sets of valuations of each Ship carried out in each 12-month period pursuant to Clause 15.3.

15.8
Frequency of valuations. The Agent shall be entitled to obtain written valuations of each Ship and each other Fleet Vessel at drawdown of the Loan and any time during the Security Period, provided that after drawdown of the Loan the costs and expenses of such shall only be borne by the Borrowers twice per year (unless an Event of Default or a mandatory prepayment event under Clause 8.7 has occurred, in which case the Agent shall be entitled to obtain valuations at any time, at the cost and expense of the Borrowers). Such valuations at the time of drawdown of the Loan shall be in addition to the valuations to be provided by the Borrowers together with the Compliance Certificates pursuant to Clauses 11.6 and 15.3(a).

15.9	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2.

15.10	Notification to Agent. Each of the Borrowers shall promptly notify the Agent of any indication that the asset cover ratio in Clause 15.1 may not be met.

16.	PAYMENTS AND CALCULATIONS

16.1
Currency and method of payments. All payments to be made by the Lenders or by any of the Borrowers under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(i)	by not later than 11.00 a.m. (New York City time) on the due date;

(ii)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(iii)	if in Dollars, to the account of the Agent with such bank in New York as the Agent may from time to time notify to the Borrowers and the other Creditor Parties; and

(iv)	(iv) in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

16.2	Payment on non-Business Day. If any payment by any of the Borrowers under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3
Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, that Swap Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders or the Swap Banks generally shall be distributed by the Agent to each Lender and each Swap Bank pro rata to the amount in that category which is due to it.

16.5
Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or that Swap Bank to pay on demand.

16.6
Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to any of the Borrowers or any Lender or any Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to any of the Borrowers or that Lender or that Swap Bank until the Agent has satisfied itself that it has received that sum.

16.7
Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to any of the Borrowers or a Lender or a Swap Bank, without first having received that sum, the Borrowers or (as the case may be) the Lender or the Swap Bank concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8
Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9
Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.10
Agent's memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.11
Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrowers or a Security Party to a Creditor Party, those accounts shall, absent manifest error, be prima facie evidence that that amount is owing to that Creditor Party.

17.	APPLICATION OF RECEIPTS

17.1
Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:-

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)
first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at (ii) and (iii) below (including, but without limitation, all amounts payable by the Borrowers under Clauses 20, 21 and 22 of this Agreement or by any of the Borrowers or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (and, for this purpose, the expression "interest" shall include any net amount which the Borrowers have become liable to pay or deliver under section 2(e) (Obligations) of a Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and

(iii)
thirdly, in or towards satisfaction of the Loan and the Hedging Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder) on a pari passu basis;

(b)
SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrowers.

17.2
Variation of order of application. The Agent may, with the authorisation of the Majority Lenders and the Swap Banks by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3
Notice of variation of order of application. The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4
Appropriation rights overriden. This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrowers or any Security Party.

18.	APPLICATION OF EARNINGS

18.1
Payment and application of Earnings. Each of the Borrowers undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of each General Assignment), all the Earnings of each Ship are paid to the Operating Account for that Ship and shall be applied as follows:

(a)	first, towards payment of all sums other than principal and interest due to the Lenders under this Agreement and the other Finance Documents;

(b)
secondly, towards payment of the next instalment of principal and the next payment of interest due to the Lenders in accordance with the provisions of Clause 18.2, and towards payments due to a Swap Bank under a Master Agreement; and

(c)	thirdly, any surplus shall (subject always to the other provisions of this Clause 18 and provided no Event of Default is continuing) be available to the Borrowers.

18.2
Monthly retentions. Each of the Borrowers undertakes with each Creditor Party to ensure that, in each calendar month of the Security Period commencing one month after the Drawdown Date, on such dates as the Agent may from time to time specify, there is transferred to the Retention Account out of the Earnings received in the Operating Accounts during the preceding calendar month:

(a)	one-third of the amount of the repayment instalment falling due under Clause 8 on the next Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on the Loan which is payable on the next due date for payment of interest under this Agreement.

The "relevant fraction" is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or, if the period is shorter, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next due date for payment of interest under this Agreement).

18.3
Shortfall in Earnings. If the aggregate Earnings received in the Operating Accounts are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 18.2, the Borrowers shall make up the amount of the insufficiency on demand from the Agent; but, without thereby prejudicing the Agent's right to make such demand at any time, the Agent may, if so authorised by the Majority Lenders, permit the Borrowers to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 18.2 from the Earnings received in the next or subsequent months.

18.4
Application of retentions. Until an Event of Default or a Potential Event of Default occurs, the Agent shall on each Repayment Date and on each due date for the payment of interest under this Agreement distribute to the Lenders in accordance with Clause 16.4 so much of the balance on the Retention Account as equals:

(a)	the repayment instalment due on that Repayment Date; or

(b)	the amount of interest payable on that interest payment date;

in discharge of the Borrowers' liability for that repayment instalment or that interest.

18.5	Designated Transactions. All payments by a Swap Bank to the Borrowers under each Designated Transaction shall be credited to the Operating Accounts.

18.6	Location of accounts. Each of the Borrowers shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Operating Accounts and the Retention Account (or any of them);

(b)
execute any documents which the Agent specifies to create or maintain in favour of the Agent a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Operating Accounts and the Retention Account.

18.7
Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit the Operating Accounts without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

18.8	Borrowers' obligations unaffected. The provisions of this Clause 18 (as distinct from a distribution effected under Clause 18.4) do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.

19.	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)
any of the Borrowers or any Security Party (other than the Approved Manager) fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document or unless such failure to pay is caused by an administrative or technical error or any disruption event in the payment/communication system which is beyond the control of the Borrowers, in which case the Borrowers shall rectify such error within three (3) Business Days; or

(b)	any breach occurs of Clauses 11.2, 11.12, 11.19, 11.20, 11.21, 12.2, 12.3, 12.4, 12.5, 12.6, 13.2, 13.3, 15.1 or 15.2 of this Agreement or clause 11.21 of the Corporate Guarantee; or

(c)
any breach by the Borrowers or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 5 Business Days after written notice from the Agent requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in the Finance Document) any breach by the Borrowers or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c); or

(e)
any representation, warranty or statement made or repeated by, or by an officer of or by any other persons agreed in writing from time to time between the Borrowers and the Agent of, a Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person which exceeds $7,000,000 (or the equivalent in any other currency) in aggregate:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	the Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)
any assets of the Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $1,000,000 or more or the equivalent in another currency unless such execution, attachment, arrest, sequestration or distress is being contested in good faith and on substantial grounds and is discussed or withdrawn within thirty (30) days of the occurrence thereof; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person, or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than a Borrower or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb)within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)
any of the Borrowers or the Corporate Guarantor or the Approved Manager ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)
for a Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee, the Lenders or the Swap Banks to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or (i)

(j)
any consent necessary to enable any of the Borrowers to own, operate or charter the Ship owned by it or to enable any of the Borrowers or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)
any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(l)
the security constituted by a Finance Document is in any way materially imperilled or in jeopardy (including, but not limited to, termination of registration under the Approved Flag State or failure to renew same within 90 days, or failure to lift an arrest of a Ship within 30 days); or

(m)	an Event of Default (as defined in section 14 of a Master Agreement) occurs; or

(n)
a Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent, acting with the authorisation of the Majority Lenders; or

(o)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a Material Adverse Effect; or

(ii)	any accident or other event involving the Ship or another vessel owned, chartered or operated by a Relevant Person; or

(iii)	political risks events in the Approved Flag State or other Pertinent Jurisdiction involving hostilities or civil war or seizure of power by unconstitutional means;

which, in the Agent's opinion, is likely to have a Material Adverse Effect and that any of the Borrowers has not taken such action as the Agent has specified within 14 days of the Agent's notice to so do.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrowers under this Agreement are cancelled; and/or

(ii)
serve on the Borrowers a notice stating that all or part of the Loan, together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)
take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)
the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Banks are entitled to take under any Finance Document or any applicable law.

19.3
Termination of Commitments. On the service of a notice under paragraph (a)(i) of Clause 19.2, the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be cancelled.

19.4
Acceleration of Loan. On the service of a notice under paragraph (a)(ii) of Clause 19.2, all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5
Multiple notices; action without notice. The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6
Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, each Swap Bank, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide any of the Borrowers or any Security Party with any form of claim or defence.

19.7
Creditor Parties' rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or Swap Banks under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to any of the Borrowers or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the gross negligence or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

19.9
Relevant Persons. In this Clause 19, a "Relevant Person" means each Borrower, the Corporate Guarantor, any other Security Party (other than the Approved Manager) and any other Group Member; but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

19.10
Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) "petition" includes an application.

19.11
Position of Swap Banks. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of a Swap Bank except to the extent that such Swap Bank is also a Lender.

20.	FEES AND EXPENSES

20.1	Arrangement, commitment, agency fees. The Borrowers shall pay to the Agent:

(a)	a non-refundable arrangement fee for the account of the Arranger in the amount of $300,000 upon signing of this Agreement;

(b)
quarterly in arrears during the period from (and including) 5 February 2018 (being the date on which the Borrowers and the Corporate Guarantor accepted the Arranger's offer letter in respect of the Loan) to the earlier of (i) the Drawdown Date and (ii) the last day of the Availability Period and on the last day of that period, for the account of the Lenders, a commitment fee at the rate of forty per cent (40%) per annum of the amount of the Margin, for distribution to the Lenders pro rata to their Commitments; and

(c)	an agency fee if any part of the Loan is syndicated out to one or more financial institutions, in an amount to be set out in a separate fee letter between the Agent and the Borrowers.

20.2
Costs of negotiation, preparation etc. The Borrowers shall pay to the Agent on its demand the amount of all expenses (including, but not limited to, all legal expenses and VAT, if applicable) incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3
Costs of variations, amendments, enforcement etc. The Borrowers shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Swap Banks, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security;

(d)
where the Security Trustee, in its absolute opinion, considers that there has been a material change to the Insurances in respect of a Ship, the review of the Insurances of that Ship pursuant to Clause 13.18; and

(e)
any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (e) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4
Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

20.5
Certification of amounts. A notice which is signed by two officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall, save for manifest error, be prima facie evidence that the amount, or aggregate amount, is due.

21.	INDEMNITIES

21.1
Indemnities regarding borrowing and repayment of Loan. Each of the Borrowers shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for the Loan for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7);

(d)
the occurrence and/or continuance of an Event of Default or a Potential Event of Default (including, but not limited to, a breach of Clauses 11.20 or 11.21) and/or the acceleration of repayment of the Loan under Clause 19;

and in respect of any tax (other than an Excluded Tax) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, incurred by a Lender:

(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3
Miscellaneous indemnities. The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind ("liability items") which may be made or brought against, or incurred by, a Creditor Party, in any country, as a result of or in connection with:

(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)	any breach of Sanctions;

(c)
any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document;

other than liability items which are shown to have been directly and mainly caused by the gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4
Currency indemnity. If any sum due from the Borrowers or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making or lodging any claim or proof against any of the Borrowers or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)
enforcing any such order or judgment;

the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4, the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (Rotterdam time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5
Application to Master Agreements. For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrowers to a Swap Bank under or in connection with a Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

21.6
Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall, save for manifest error, be prima facie evidence that the amount, or aggregate amount, is due.

21.7
Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

21.8
Mandatory Costs. The Borrowers shall, on demand by the Agent, pay to the Agent for the account of the relevant Lender, such amount which any Lender certifies in a notice to the Agent against documentary evidence of the amount necessary to compensate it for complying with:

(a)
in the case of a Lender lending from a lending office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that lending office; and

(b)
in the case of any Lender lending from a lending office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to that Lender's participation in the Loan.

22.	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make.

22.2	Grossing-up for taxes. If a Borrower is required by law to make a tax deduction from any payment:

(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received;

(d)
in the event that a Creditor Party receives a refund (whether in the form of cash or a reduction or offset of taxes) of a tax for which an additional amount was paid pursuant to sub-paragraph (c), the Creditor Party shall, within 30 days upon receiving or recognizing such refund, pay the amount of such refund to the Borrower.

22.3
Evidence of payment of taxes. Within 1 month after making any tax deduction, that Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4
Exclusion of tax on overall net income. In this Clause 22 "tax deduction" means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income, a FATCA Deduction, or a tax imposed by a jurisdiction in which the Creditor Party is incorporated, organized or resident for such jurisdiction's income tax purposes (collectively, an "Excluded Tax").

22.5
Application to Master Agreements. For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrowers to a Swap Bank under or in connection with a Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

22.6	FATCA Information.

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Creditor Party to do anything which would or might in its reasonable opinion constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such party for purposes of this paragraph (c).

(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)
if that Party failed to confirm its applicable "passthru payment percentage" then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

22.7	FATCA Withholding.

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Creditor Parties.

22.8	Contractual recognition of Bail-In.

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

23.	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:

(a)
unlawful or prohibited (including, without limitation, due to a breach of Clauses 11.20 or 11.21) as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation, for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2
Notification of illegality. The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3
Prepayment; termination of Commitment. On the Agent notifying the Borrowers under Clause 23.2, the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender's Contribution in accordance with Clause 8.

23.4
Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24.	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of an Excluded Tax); or

(b)
the effect of complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement (including, but not limited to, Basel III, CRR and CRD IV costs), is that the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost", that is to say,:

(i)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums; or

(ii)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(iii)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of an Excluded Tax of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or which is attributable to a FATCA Deduction.

For the purposes of this Clause 24.1 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

24.2
Notification to Borrowers of claim for increased costs. The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.3
Payment of increased costs. The Borrowers shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.4
Notice of prepayment. If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.3, the Borrowers may give the Agent not less than 14 days' notice of their intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.

24.5	Prepayment; termination of Commitment. A notice under Clause 24.4 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers' notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)
on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.6	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

25.	SET-OFF

25.1	Application of credit balances. Each Creditor Party may without prior notice:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of any of the Borrowers at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from any of the Borrowers to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of any of the Borrowers;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2
Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3
Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by any of the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4
No Security Interest. This Clause 25 gives the Creditor Parties a contractual right of set off only, and does not create any equitable charge or other Security Interest over any credit balance of any of the Borrowers.

25.5	No Borrower set off. None of the Borrowers shall have a right of set off in relation to sums that may be due from any Creditor Party under this Agreement or any of the other Finance Documents.

26.	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrowers. The Borrowers may not:

(a)	without the prior written consent of the Agent (given on the instructions of all of the Lenders), transfer any of its rights or obligations under any Finance Document;

(b)
without the prior written consent of the Agent (given on the instructions of all the Lenders), enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

26.2	Transfer by a Lender. Subject to Clause 26.4, a Lender (the "Transferor Lender") may at any time cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b);

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 6 with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee shall be dealt with separately in accordance with the Agency and Trust Deed.

A transfer pursuant to this Clause 26.2 shall:

(i)	be effected without the consent of; but with notice to, the Borrowers;

(A)	following the occurrence of an Event of Default;

(B)	if such transfer is to a Subsidiary or any other company or financial institution which is in the same ownership or control as the Transferor Lender; or

(C)	if such transfer is required by a banking authority; and

(ii)	require the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) in all other circumstances.

26.3
Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Security Trustee, each of the other Lenders and each of the Swap Banks;

(b)	on behalf of the Transferee Lender, send to the Borrowers and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4
Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5
No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrowers, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6
Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender. In addition, where security rights (such as pledge and mortgage rights) created in the interest of the Lender concerned were transferred to the successor as a result of such a merger, de-merger or other reorganisation, then such rights will serve as if they were created in the interest of the successor.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrowers or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrowers or any Security Party against the Transferor Lender had not existed;

(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrowers or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8
Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9
Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10
Authorisation of Agent to sign Transfer Certificates. Each of the Borrowers, the Security Trustee, each Lender and each Swap Bank irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11
Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $3,000 from the Transferor Lender or (at the Agent's option) the Transferee Lender.

26.12
Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrowers, any Security Party, the Agent or the Security Trustee or any other Creditor Party; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13
Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub-participant any information necessary to effect the relevant transaction which the Lender has received in relation to any of the Borrowers, any Security Party or their affairs under or in connection with any Finance Document, provided that the potential Transferee Lender or sub-participant shall have first signed an adherence letter to that Lender's non disclosure agreement..

26.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15
Notification. On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16
Security over Lenders' rights. In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrowers or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrowers or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.17	Consent to disclosure. Each of the Borrowers authorises any of the Lenders to disclose all information related or connected to:

(a)	the Ships or any other vessel owned or operated by a Security Party;

(b)	the negotiation, drafting and content of this Agreement and the Finance Documents;

(c)	the Loan; or

(d)	any Security Party,

to any service provider (included but not limited to professional advisers, auditors, lawyers, accountants, surveyors, valuers, insurers, insurance advisers and brokers) which any of the Lenders may in its discretion deem necessary or desirable in connection with this Agreement or any other Finance Documents and/or the protection or enforcement of its rights thereunder.

27.	VARIATIONS AND WAIVERS

27.1
Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2
Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender and each Swap Bank":

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees, or other sums payable under this Agreement;

(c)	an increase in any Lender's Commitment;

(d)	a change to the definition of "Majority Lenders", "Finance Documents", "Restricted Party", "Sanctions", "Sanctions Authority" or "Sanctions List";

(e)	a change to the preamble or to Clause 2, 3, 4, 5.1, 11.19, 11.20, 11.21, 17, 19 or 30;

(f)	a change to Clause 3 or this Clause 27;

(g)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(h)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.

27.3
Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by any of the Borrowers or a Security Party of an obligation under a Finance Document or the general law; or

(d)
any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27.4
Notification of Variation or Waiver. No variation or waiver may be made before the date falling ten (10) Business Days after the terms of that variation or waiver have been notified by the Agent to the Lenders, unless each Lender is a FATCA Protected Lender. The Agent shall notify the Lenders reasonably promptly of any variations or waivers proposed by the Borrowers.

27.5	Variation or Waiver: FATCA.

(a)
Notwithstanding the foregoing, if the Agent or a Lender reasonably believes that an amendment or waiver may constitute a "material modification" for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Agent or that Lender (as the case may be) notifies the Borrower and the Agent accordingly, that amendment or waiver may, subject to paragraph (b) below, not be effected without the consent of the Agent or that Lender (as the case may be).

(b)	The consent of a Lender shall not be required pursuant to paragraph (a) above if that Lender is a FATCA Protected Lender.

28.	NOTICES

28.1
General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice by letter or fax shall be sent:

(a)	to a Borrower:	c/o TMS Bulkers Ltd.
11 Fragoklissias Street
151 24 Marousi
Greece

Email: finance@tms-management.org

(b)	to a Lender/Swap Bank:	At the address below its name in Schedule 1 or
Schedule 2 or (as the case may require) in the relevant Transfer Certificate;

(c)	to the Arranger and	ABN AMRO Bank N.V.
	Security Trustee:	93 Coolsingel
3012 AE
Rotterdam
The Netherlands

Fax No: +31 10 401 5323
Attn: Global Transportation and Logistics

(d)	to the Agent:	ABN AMRO Bank N.V.
Daalsesingel 71
3511 SW Utrecht
The Netherlands, EA8550

Fax: +31 20 628 6985
Email: agency.shipping@nl.abnamro.com
Attn: Agency Syndicated Loans (PAC EA 8550)

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders, the Swap Banks and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time; the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5
Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6
Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication.

(a)
Any communication to be made between the Agent and a Lender or a Swap Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their respective addresses or any other such information supplied to them.

(b)
Any electronic communication made between the Agent and a Lender or a Swap Bank will be effective only when actually received in readable form and, in the case of any electronic communication made by a Creditor Party to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose

28.8	English language. Any notice under or in connection with a Finance Document shall be in English.

28.9	Meaning of "notice". In this Clause 28, "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28.10	Use of websites.

(a)
Unless otherwise agreed, the Borrowers shall satisfy their obligation under this Agreement to deliver any information by submitting the information to the Agent for posting onto the Intralinks or Debt domain system or other electronic website designated by the Agent (the "Designated Website").

(b)
The Agent shall supply each Lender and each Borrower with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrowers and the Agent in order for the Borrowers and the Lenders to obtain their respective passwords.

(c)	The Borrowers and the Lenders shall promptly upon any of them becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrowers or any Lender becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Agent is notified under paragraphs (i) or (v) above, and until the Agent and each Lender is satisfied that the circumstances giving rise to the notification are no longer continuing, (aa) all information to be provided by the Borrowers under this Agreement after the date of that notice shall be supplied to the Agent in paper form and (bb) any Lender may request that the Borrowers supply such Lender, through the Agent, with a paper copy of any information required to be provided under this Agreement. The Borrowers shall comply with any such request within ten (10) Business Days.

29.	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2
Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Third Party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29.4	Counterparts. A Finance Document may be executed in any number of counterparts.

29.5	Parallel Debt.

(a)	Each of the Borrowers irrevocably and unconditionally undertakes to pay to the Security Trustee amounts equal to, and in the currency or currencies of, its Corresponding Debt.

(b)	The Parallel Debt of the Borrowers:

(i)	shall become due and payable at the same time as its Corresponding Debt;

(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt.

(c)	For purposes of this Clause 29.5, the Security Trustee:

(i)	is the independent and separate creditor of the Parallel Debt;

(ii)	acts in its own name and not as agent, representative or trustee of the Creditor Parties and its claims in respect of the Parallel Debt shall not be held on trust; and

(iii)
shall have the independent and separate right to demand payment of the Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(d)
The Parallel Debt of the Borrowers shall be (i) decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged and (ii) increased to the extent to that its Corresponding Debt has increased; and the Corresponding Debt of the Borrowers shall be (iii) decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged and (iv) increased to the extent that its Parallel Debt has increased, in each case provided that the Parallel Debt of the Borrowers shall never exceed its Corresponding Debt.

(e)
All amounts received or recovered by the Security Trustee in connection with this Clause 29.5, to the extent permitted by applicable law, shall be applied in accordance with Clause 17 (Application of receipts).

(f)	In this Clause 29.5:

(i)	"Corresponding Debt" means any amount which each of the Borrowers owes to a Creditor Party under or in connection with the Finance Documents; and

(ii)	"Parallel Debt" means any amount which each of the Borrowers owes to the Security Trustee under this Clause.

29.6
PATRIOT Act Notice.  Each of the Agent and the Lenders hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act and the policies and practices of the Agent and each Lender, the Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies the Borrowers and each Security Party, which information includes the name and address of the Borrowers and each Security Party and such other information that will allow the Agent and each of the Lenders to identify the Borrowers and each Security Party in accordance with the PATRIOT Act.

30.	JOINT AND SEVERAL LIABILITY

30.1	General. All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several.

30.2	No impairment of Borrowers' obligations. The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any of the other Borrowers;

(b)	any Lender or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with any of the other Borrowers;

(c)	any Lender or the Security Trustee releasing any of the other Borrowers or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

30.3
Principal debtors. Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any of the other Borrowers under this Agreement.

30.4	Subordination. Subject to Clause 30.5, during the Security Period, none of the Borrowers shall:

(a)
claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

30.5
Borrowers' required action. If during the Security Period, the Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 30.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent's notice.

31.	LAW AND JURISDICTION

31.1	English law. This Agreement (and any non-contractual obligations connected with it) shall be governed by, and construed in accordance with, English law.

31.2	Exclusive English jurisdiction. Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

31.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

No Borrower shall commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

31.4
Process agent. Each of the Borrowers irrevocably appoints Ince Process Agents Ltd at their registered office for the time being, presently at Aldgate Tower, 2 Leman Street, London El 8QN, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

31.5
Creditor Party rights unaffected. Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

31.6	Meaning of "proceedings". In this Clause 31, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment
ABN AMRO Bank N.V.	93 Coolsingel 3012 AE Rotterdam The Netherlands Fax No: +31 10 401 5323 Attn: Global Transportation and Logistics	$30,000,000

SCHEDULE 2

SWAP BANKS

Swap Bank	Booking Office
ABN AMRO Bank N.V.	Gustav Mahlerlann 10, 1082 PP Amsterdam The Netherlands Fax No:- +31 10 459 05 38 Email: mdu@nl.abnamro.com

SCHEDULE 3

DRAWDOWN NOTICE

To:          ABN AMRO Bank N.V.
93 Coolsingel 3012 AE
Rotterdam
The Netherlands

Attention: Global Transportation and Logistics
2018

DRAWDOWN NOTICE

1.
We refer to the loan agreement (the "Loan Agreement") dated                                     2018 and made between (1) ourselves as joint and several Borrowers, (2) the Lenders and the Swap Banks referred to therein and (3) yourselves as Arranger, Agent and as Security Trustee in connection with a senior secured term loan of up to US$30,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2.          We request to borrow as follows:

(a)          Amount: US$[                  ];

(b)          Drawdown Date: [                ] 2018;

(c)          Duration of the first Interest Period shall be [          ] months;

(d)	Payment instructions : account of [ ] and numbered [ ] with [ ] of [ ].

3.	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4.	This notice cannot be revoked without the prior consent of the Majority Lenders.

5.	[We authorise you to deduct the arrangement fee and any accrued commitment fee referred to in Clause 20.1 from the amount of the Loan.]

________________________________________

Attorney-in-Fact
for and on behalf of
AMATHUS OWNING COMPANY LIMITED
NOUFARO OWNERS INC.

SCHEDULE 4

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a):

1.
A duly executed original of this Agreement, the Agency and Trust Deed, the Master Agreement, the Master Agreement Security Deed, the Corporate Guarantee, the Shares Pledges, [the Negative Pledge Letter] and the Accounts Pledges.

2.
Copies of the certificate of incorporation and constitutional documents of each of the Borrowers, the Shareholder and the Corporate Guarantor, together with up to date evidence of the good standing of each of the Borrowers, the Shareholder and the Corporate Guarantor.

3.
Originals of resolutions of the directors and (if required) shareholders of each of the Borrowers, the Shareholder and the Corporate Guarantor authorising the execution of each of the Finance Documents referred to at 1 above to which each of the Borrowers, the Shareholder and the Corporate Guarantor is a party and (in the case of the Borrowers) authorising named officers to give the Drawdown Notice and other notices under this Agreement.

4.	The original of any power of attorney under which any Finance Document referred to at 1 above is executed on behalf of each of the Borrowers, the Shareholder and the Corporate Guarantor.

5.	Copies of all consents which the Borrowers or any Security Party requires to enter into, or make any payment under, any Finance Document.

6.
All documentation required by the Agent in respect of the Borrowers, the Shareholder and the Corporate Guarantor and any other Security Party pursuant to each Lender's "Know Your Customer" requirements, together with such other documents or evidence as the Lenders may reasonably require with respect to money laundering regulations and PATRIOT Act and OFAC compliance requirements, including (but not limited to) copies of the passports of the directors and officers of the Borrowers.

7.	A copy of any Time Charter (and all addenda thereto), together with evidence of authorisation with respect to the execution thereof by the relevant Borrower and (if available) by the Time Charterer.

S.	Documentary evidence that the agent for service of process named in Clause 30 of this Agreement has accepted its appointment.

9.	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands and such other relevant jurisdictions as the Agent may require.

10.	The originals of any mandates or other documents required in connection with the opening and operation of the Operating Accounts and the Retention Account.

11.	Receipt by the Agent and the Arranger of all fees and commitment commission due under Clause 20 of this Agreement.

12.	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(b):

1.
A duly executed original of the Mortgage, the Deed of Covenant and the General Assignment over "JUDD" (together with all notices of assignment and acknowledgements required thereunder), together with original resolutions of directors/shareholders and a power of attorney of Noufaro with respect to the execution of such Finance Documents by Noufaro.

2.	Documentary evidence that:

(a)	"JUDD" is definitively and permanently registered in the name of Noufaro under the Approved Flag;

(b)	"JUDD" is in the absolute and unencumbered ownership of Noufaro save as contemplated by the Finance Documents relating to that Ship;

(c)
"JUDD" is classed with the highest available class with Lloyd's Register of Shipping (or IACS equivalent) free of outstanding recommendations and conditions of such classification society in accordance with the provisions of Clause 14.3 (b);

(d)
the Mortgage in respect of "JUDD" has been executed by Noufaro and has been, or will immediately following drawdown of the Loan be, registered against that Ship as a valid first priority ship mortgage in accordance with the laws of the Approved Flag State; and

(e)	"JUDD" is insured in accordance with the provisions of this Agreement and all requirements therein in respect of Insurances shall have been complied with.

3.	Documents establishing that "JUDD" is managed by the Approved Manager on terms acceptable to the Agent, together with:

(a)	the Approved Manager's Undertaking in respect of that Ship, together with a copy of the ship management agreement for that Ship;

(b)	copies of the Document of Compliance and Safety Management Certificate and ISSC;

(c)	copies of such other ISM Code or ISPS Code documentation as the Agent may by written notice to Noufaro have requested not later than 2 days before the Drawdown Date;

(d)	subordination letters from any other co-assureds named in the insurance policies for that Ship (other than Noufaro and the Approved Manager), in the form required by the Agent; and

(e)
a copy of the Inventory of Hazardous Materials in respect of "JUDD" or, if no such copy is available, a letter issued by Noufaro in favour of the Agent undertaking to provide the Agent with a copy of such Inventory of Hazardous Materials at the time of the next scheduled dry-docking of "JUDD".

4.
Two valuations of "JUDD" addressed to the Agent (at the cost and the expense of the Borrowers), prepared in accordance with Clause 15 of this Agreement and not older than fourteen (14) days prior to the Drawdown Date, in a form satisfactory to the Agent.

5.
Evidence that the sum of US$500,000 is standing to the credit of the Operating Account held by Noufaro with the Agent, by way of required minimum free liquidity pursuant to the provisions of Clause 12.5 of this Agreement.

6.
A favourable opinion from an independent insurance consultant appointed by the Agent on such matters relating to the Insurances for "JUDD" as the Agent may require, and at the cost and expense of the Borrowers.

7.
A duly executed original of the Mortgage, the Deed of Covenant and the General Assignment over "RARAKA" (together with all notices of assignment and acknowledgements required thereunder), together with original resolutions of directors/shareholders and a power of attorney of Amathus with respect to the execution of such Finance Documents by Amathus.

8.	Documentary evidence that:

(a)	"RARAKA" is definitively and permanently registered in the name of Amathus under the Approved Flag;

(b)	"RARAKA" is in the absolute and unencumbered ownership of Amathus save as contemplated by the Finance Documents relating to that Ship;

(c)
"RARAKA" is classed with the highest available class with Lloyd's Register of Shipping (or IACS equivalent) free of outstanding recommendations and conditions of such classification society in accordance with the provisions of Clause 14.3 (b);

(d)
the Mortgage in respect of "RARAKA" has been executed by Amathus and has been, or will immediately following drawdown of the Loan be, registered against that Ship as a valid first priority ship mortgage in accordance with the laws of the Approved Flag State; and

(e)	"RARAKA" insured in accordance with the provisions of this Agreement and all requirements therein in respect of Insurances shall have been complied with.

9.	Documents establishing that "RARAKA" is managed by the Approved Manager on terms acceptable to the Agent, together with:

(a)	the Approved Manager's Undertaking in respect of that Ship and a copy of the ship management agreement for that Ship;

(b)	copies of the Document of Compliance and Safety Management Certificate and ISSC;

(c)	copies of such other ISM Code or ISPS Code documentation as the Lender may by written notice to Amathus have requested not later than 2 days before the Drawdown Date;

(d)	subordination letters from any other co-assureds named in the insurance policies for that Ship (other than Amathus and the Approved Manager), in the form required by the Agent; and

(e)	a copy of the inventory of hazardous materials in respect of "RARAKA".

10.
Two valuations of "RARAKA" addressed to the Agent (at the cost and the expense of the Borrowers), prepared in accordance with Clause 15 of this Agreement and not older than fourteen (14) days prior to the Drawdown Date, in a form satisfactory to the Agent.

11.
Evidence that the sum of US$500,000 is standing to the credit of the Operating Account held by Amathus with the Agent, by way of required minimum free liquidity pursuant to the provisions of Clause 12.5 of this Agreement.

12.
A favourable opinion from an independent insurance consultant appointed by the Agent on such matters relating to the Insurances for "RARAKA" as the Agent may require, and at the cost and expense of the Borrowers.

13.	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Republic of Malta and such other relevant jurisdictions as the Agent may require.

14.	Receipt by the Agent of all commitment commission and any other fees due under Clause 20 of this Agreement.

Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrowers.

SCHEDULE 5

DESIGNATION NOTICE

To:          ABN AMRO Bank N.V.
Daalsesingel 71
3511 SW Utrecht
The Netherlands, EA 8550

 Attn: Agency Syndicated Loans (PAC EA 8550)

2018

Dear Sirs,

Loan Agreement dated                             2018 (the "Loan Agreement") and made between (i) Amathus Owning Company Limited and Noufaro Owners Inc. as joint and several Borrowers, (ii) the Lenders, (iii) the Swap Bank, (iv) and yourselves as Agent, Arranger, Swap Bank and Security Trustee

We refer to:

1	the Loan Agreement;

2	the Master Agreement dated as of 2018 made between ourselves and ABN AMRO Bank N.V.; and

3	a Confirmation delivered pursuant to the said Master Agreement dated 2018 and addressed by ABN AMRO Bank N.V. to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a "Designated Transaction" for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully,

____________________________________

for and on behalf of
AMATHUS OWNING COMPANY LIMITED
NOUFARO OWNERS INC.

SCHEDULE 6

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	ABN AMRO Bank N.V. for itself and for and on behalf of each Borrower, each Security Party, the Security Trustee, each Lender and each Swap Bank, as defined in the Loan Agreement referred to below.

1.
This Certificate relates to a Loan Agreement (the "Loan Agreement") dated 2018 and made between (1) Amathus Owning Company Limited and Noufaro Owners Inc., as joint and several borrowers (together the "Borrowers"), (2) the banks and financial institutions named therein as Lenders, (3) the banks and financial institutions named therein as Swap Banks and (4) ABN AMRO Bank N.V. as Arranger, Agent and Security Trustee, for a secured term loan of up to US$30,000,000.

2.	In this Certificate:

"the Relevant Parties" means the Agent, each Borrower, each Security Party, the Security Trustee, each Lender and each Swap Bank;

"the Transferor" means [full name] of [lending office];

"the Transferee" means [full name] of [lending office].

Terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate.

3.	The effective date of this Certificate is Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4.
The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [         ] per cent. of the Contribution outstanding to the Transferor (or its predecessors in title) which is set out below:

Contribution                                                                                          Amount transferred

5.
By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[         ]] [from [         ] per cent. of its Commitment, which percentage represents $[         ]] and the Transferee acquires a Commitment of $[         ].

6.
The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7.
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8.	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4;

(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9.	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each other Finance Document;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Arranger, the Security Trustee, any Lender or any Swap Bank in the event that:

(i)	the Finance Documents prove to be invalid or ineffective,

(ii)	any Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under the Finance Documents;

(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of any of the Borrowers or any Security Party under the Finance Documents;

(c)
agrees that it will have no rights of recourse on any ground against the Agent, the Arranger, the Security Trustee, any Lender or any Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)
warrants to the Transferor and each Relevant Party (i) that it has full capacity to enter into this transaction and has taken all corporate action and obtained all official consents which it needs to take or obtain in connection with this transaction; and (ii) that this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10.
The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

11.
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]
By:	By:
Date:	Date:

Agent

Signed for itself and for and on behalf of itself
 as Agent and for every other Relevant Party

ABN AMRO Bank N.V.

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person
 (Loan Administration Department):

Telephone:

Telex:

Fax:

Contact Person
 (Credit Administration Department):

Telephone:

Telex:

Fax:

Account for payments:

Note:
This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:          ABN AMRO Bank N.V
Daalsesingel 71
3511 SW Utrecht
The Netherlands, EA 8550

Attn: Loans Administration

2018

Dear Sirs,

Loan Agreement dated                       2018 (the "Loan Agreement") made between (i) Amathus Owning Company Limited and Noufaro Owners Inc. as joint and several Borrowers, (ii) the Lenders and the Swap Banks referred to therein and (iii) ABN AMRO Bank N.V. as Arranger, Agent and Security Trustee in connection with a loan facility of up to $30,000,000.

Guarantee dated          2018 (the "Guarantee") made beteween DryShips Inc. as Guarantor and the Security Trustee.

Terms defined in the Loan Agreement and the Guarantee have their defined meanings when used in this Compliance Certificate.

We enclose with this certificate a copy of the [quarterly unaudited consolidated management prepared financial statements of the Obligors for the 3 month period ending on [               ]/[the annual audited consolidated financial statements of the Obligors for the financial year ending on [        ]]. The financial statements (i) have been prepared in accordance with all applicable laws and GAAP consistently applied, (ii) give a true and fair view of the state of affairs of the Obligors at the date of the financial statements and of their respective profit for the period to which the financial statements relate and (iii) fully disclose or provide for all significant liabilities of the Obligors.

We also enclose copies of (i) the relevant valuation certificates for the Ships (prepared in accordance with Clause 15.3 of the Loan Agreement) and (ii) the relevant valuation certificates for the other Fleet Vessels (prepared in accordance with Clause 15.3 of the Loan Agreement), which are used in calculating the Total Market Value Adjusted Assets of the Guarantor and the Fair Market Value of the Ships and the other Fleet Vessels as at [                    ].

Each of the Borrowers and the Guarantor represents that no Event of Default has occurred as at the date of this certificate [(except for the following matter or event [set out all material details of matter or event]).]

We now certify that, as at [                    ]:

(a)	the asset cover ratio under Clause 15.1 of the Loan Agreement is [ ]%;

(b)
a minimum daily cash balance of $500,000 was maintained on each Operating Account (free of any Security Interest other than the Accounts Pledges) throughout the [3] [12] months ending as at the date to which the enclosed accounts are prepared;

(c)	the Consolidated Leverage Ratio under clause 11.21 (a) of the Guarantee is [ ];

(d)	the minimum liquidity under clause 11.21 (b) of the Guarantee is $[ ];

(e)	the Working Capital under clause 11.21 (c) of the Guarantee is $[ ]; and

(f)	The Market Adjusted Net Worth under clause 11.21 (d) of the Guarantee is $[ ].

We hereby repeat the representations and warranties set out in Clause 10 of the Loan Agreement and Clause 10 of the Guarantee, and confirm that they remain true and correct by reference to the facts and circumstances existing on the date of this Compliance Certificate.

This certificate shall be governed by, and construed in accordance with, English law.

Signed

_________________________
[                         ]
for and on behalf of
Amathus Owning Company Limited
Noufaro Owners Inc.

_________________________
[                         ]
 for and on behalf of
DryShips Inc.

EXECUTION PAGES

BORROWERS

SIGNED by Savvas Tournis	)
for and on behalf of	)	/s/ Savvas Tournis
AMATHUS OWNING COMPANY LIMITED	)
in the presence of:	)

/s/ Anastasia G. Pavli
Anastasia G. Pavli
Attorney-at-Law
52 Ag. Konstantinou Street – 151 24 Marousi
Athens, Greece
Tel: +30 210 6140580

SIGNED by Savvas Tournis	)
for and on behalf of	)	/s/ Savvas Tournis
NOUFARO OWNERS INC.	)
in the presence of:	)

/s/ Anastasia G. Pavli
Anastasia G. Pavli
Attorney-at-Law
52 Ag. Konstantinou Street – 151 24 Marousi
Athens, Greece
Tel: +30 210 6140580

LENDERS

SIGNED by Stelios Andreiotis	)
for and on behalf of	)	/s/ Stelios Andreiotis
ABN AMRO BANK N.V.	)
in the presence of:	)

/s/ Anastasia G. Pavli
Anastasia G. Pavli
Attorney-at-Law
52 Ag. Konstantinou Street – 151 24 Marousi
Athens, Greece
Tel: +30 210 6140580

SWAP BANKS

SIGNED by Stelios Andreiotis	)
for and on behalf of	)	/s/ Stelios Andreiotis
ABN AMRO BANK N.V.	)
in the presence of:	)

/s/ Anastasia G. Pavli
Anastasia G. Pavli
Attorney-at-Law
52 Ag. Konstantinou Street – 151 24 Marousi
Athens, Greece
Tel: +30 210 6140580

ARRANGER

SIGNED by Stelios Andreiotis	)
for and on behalf of	)	/s/ Stelios Andreiotis
ABN AMRO BANK N.V.	)
in the presence of:	)

/s/ Anastasia G. Pavli
Anastasia G. Pavli
Attorney-at-Law
52 Ag. Konstantinou Street – 151 24 Marousi
Athens, Greece
Tel: +30 210 6140580

AGENT

SIGNED by Stelios Andreiotis	)
for and on behalf of	)	/s/ Stelios Andreiotis
ABN AMRO BANK N.V.	)
in the presence of:	)

/s/ Anastasia G. Pavli
Anastasia G. Pavli
Attorney-at-Law
52 Ag. Konstantinou Street – 151 24 Marousi
Athens, Greece
Tel: +30 210 6140580

SECURITY TRUSTEE

SIGNED by Stelios Andreiotis	)
for and on behalf of	)	/s/ Stelios Andreiotis
ABN AMRO BANK N.V.	)
in the presence of:	)

/s/ Anastasia G. Pavli
Anastasia G. Pavli
Attorney-at-Law
52 Ag. Konstantinou Street – 151 24 Marousi
Athens, Greece
Tel: +30 210 6140580